Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

Quantum Computing Inc.,

Nhanced Semiconductors, Inc.,

SELLERS, as defined herein,

BENEFICIAL OWNERS, as defined herein,

AND

SELLER Representative

Dated as of June 22, 2026

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5.15	Personnel	47
5.16	Litigation	49
5.17	Environmental Matters	49
5.18	Compliance with Laws	50
5.19	Government Contracts.	51
5.20	Permits	54
5.21	Banking Relationships	54
5.22	Books and Records, Complete Copies	54
5.23	Brokers and Finders	54
5.24	Anti-Takeover Statute Not Applicable	54
5.25	Certain Relationships and Related Transactions	54
5.26	Top Customers and Suppliers	55
5.27	Inventory	56
5.28	Title to Properties	56
5.29	No Other Representations	56

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		56

6.1	Organization and Standing	56
6.2	Authority	56
6.3	No Conflicts	57
6.4	Issuance of Buyer Common Stock	57
6.5	SEC Reports	57
6.6	Legal Proceedings	57
6.7	Representations and Warranty Insurance	57
6.8	No Other Representations	57

Article VII AGREEMENTS PERTAINING TO BUYER COMMON STOCK		57

7.1	Unaccredited Securityholders	57
7.2	No Fractional Shares	58
7.3	Listing; Rule 144.	58

Article VIII ADDITIONAL AGREEMENTS		60

8.1	Confidentiality	60
8.2	Fees and Expenses	61
8.3	Payoff Documentation	61
8.4	Further Assurances	61
8.5	Tax Matters	61
8.6	Cooperation in Preparing Pro Forma Financial Statements	63
8.7	Termination of Company Employee Plans	63
8.8	Non-Competition and Non-Solicitation	64
8.9	Efforts to Obtain and Bind R&W Insurance Policy	65
8.10	Release of Claims	65
8.11	Tail Policy	66
8.12	Payment of Ron Goldblatt Bonus	66

Article IX SURVIVAL; INDEMNIFICATION		67

9.1	Survival	67
9.2	Indemnification of the Buyer Indemnified Parties	67
9.3	Indemnification of the Seller Indemnified Parties	70
9.4	Indemnification Claims	70

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9.5	Contribution	71
9.6	Third Party Actions	71
9.7	Treatment of Indemnification Payments	71
9.8	Reliance	72
9.9	Exclusive Remedy	72
9.10	Offsets	72
9.11	Seller Representative	72

Article X MISCELLANEOUS		73

10.1	Notices	73
10.2	Successors and Assigns	73
10.3	Severability	74
10.4	Amendments and Waivers	74
10.5	Entire Agreement	74
10.6	No Third Party Beneficiaries	74
10.7	Governing Law	74
10.8	Dispute Resolution	74
10.9	Enforcement	75
10.10	Counterparts	75

Schedules

Schedule 1.1	Critical Employees
Schedule 2.6(a)(iv)	Contract Matters
Schedule 9.2(a)(vii)	Indemnity Matters

Exhibits

Exhibit A	Working Capital Schedule
Exhibit B	RWI Policy Binder
Exhibit C	Accounting Principles

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 22, 2026 (the “Closing Date”), by and among (a) Quantum Computing Inc., a Delaware corporation (“Buyer”), (b) NHanced Semiconductors, Inc., a Delaware corporation (the “Company”), (c) Gretchen Trinklein Patti, solely in her capacity as trustee, and not in her individual capacity, of the Gretchen Louise Trinklein Patti Revocable Trust (the “GLTP Trust”), (d) Robert Patti, solely in his capacity as trustee, and not in his individual capacity, of the Robert Steve Patti Revocable Trust (the “RSP Revocable Trust”), (e) Tiffany Steffen, solely in her capacity as trustee, and not in her individual capacity, of the Robert Steve Patti Irrevocable Trust (the “RSP Irrevocable Trust” and, collectively with the GLTP Trust and the RSP Revocable Trust, the “Sellers” and each, a “Seller”), (f) Gretchen Trinklein Patti, in her individual capacity and as a current beneficiary under the GLTP Trust, (g) Robert Patti, in his individual capacity and as a current beneficiary of the RSP Revocable Trust (together with Gretchen Trinklein Patti, the “Beneficial Owners” and together with the Sellers, the “Seller Parties”), and (h) Robert Patti, an individual, solely in his capacity as the representative of the Seller Parties (the “Seller Representative” and together with the Company, Buyer, the Sellers, and the Beneficial Owners, the “Parties” and each a “Party”). All capitalized terms that are used in this Agreement will have the meanings given to them in Article I.

RECITALS

A. The Sellers are the beneficial and record owners of all of the issued and outstanding shares of Company Common Stock.

B. Buyer desires to purchase from the Sellers, and each of the Sellers desires to sell to Buyer, all of the issued and outstanding shares of Company Common Stock (the “Purchased Shares”), free and clear of all Liens (such transaction, together with the other transactions contemplated hereby, the “Acquisition”).

C. As a material inducement to Buyer to enter into this Agreement, the Key Employee is entering into (i) an employment agreement, together with (ii) Buyer’s Employee Confidential Information and Invention Agreement (the “Employment Documents”), each to be effective as of the Closing.

D. Each of the Sellers and the Company, on the one hand, and Buyer, on the other hand, desire to make certain representations, warranties, covenants and agreements to the other in connection with the Acquisition.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. For all purposes of this Agreement, the capitalized terms in this Section 1.1 have the following meanings:

(a) “Accounting Principles” means the principles according to the following hierarchy: (1) GAAP, as in effect immediately prior to the Closing; (2) only to the extent consistent with clause (1) (but subject to any GAAP-deviations set forth in Exhibit C), the specific accounting principles as set forth on Exhibit C; and (3) only to the extent consistent with clauses (1) and (2), the same accounting methods, practices, principles, policies, and procedures that were used in the preparation of the Financial Statements for the fiscal year ended June 30, 2025.

(b) “Action” means any action, suit, claim, charge, demand, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint or proceeding.

(c) “Acquisition” has the meaning set forth in the recitals.

(d) “Adjustment Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

(e) “Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child of such Person; and (ii) if such Person is not a natural Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f) “Agreement” has the meaning set forth in the introduction.

(g) “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws of any other jurisdiction (national, state or local) where the Company, its subsidiaries or controlled Affiliates operate concerning or relating to public sector or private sector bribery or corruption.

(h) “Business Day” means each day that is not a Saturday, Sunday or other day on which the banks based in New York, New York are generally closed.

(i) “Business Relation” means any prospective or current customer, vendor, supplier, channel partner, reseller, licensor, licensee or other material business relation of the Company as of the date of the Closing.

(j) “Buyer” has the meaning set forth in the introduction.

(k) “Buyer Common Stock” means the common stock of Buyer, par value $0.0001 per share.

(l) “Buyer Closing Stock Price” means the volume-weighted average price per share for Buyer Common Stock, as reported on Nasdaq and by Bloomberg L.P., for the thirty (30) trading days ending five (5) days prior to the Closing (as appropriately adjusted for any permitted reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon during such thirty (30) trading day period or following such thirty (30) day trading period prior to such applicable issuance).

(m) “Buyer Future Stock Price” means the volume-weighted average price per share for Buyer Common Stock, as reported on Nasdaq and by Bloomberg L.P., for the thirty (30) trading days ending five (5) days prior to an Earnout Payment Date (as appropriately adjusted for any permitted reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon during such thirty (30) trading day period or following such thirty (30) day trading period prior to such applicable issuance).

(n) “Change in Control Payments” has the meaning set forth in Section 1.1(iiiiiii).

(o) “Claims” has the meaning set forth in Section 8.10(a).

(p) “Closing” has the meaning set forth in Section 2.2.

(q) “Closing Cash” means (i) the fair market value of all unrestricted cash and cash equivalents (including marketable securities, checks, bank deposits, and short term investments) of the Company and restricted cash but only to the amount in excess of the restriction, less (ii) issued but uncleared checks and bank overdrafts of the Company, plus (iii) checks, other wire transfers, cash-in-transit and drafts which have been received by the Company but not yet cleared, in each case, as of the Adjustment Time.

(r) “Closing Cash Consideration” means (i) sixty-eight million one hundred thousand dollars ($68,100,000.00), minus (ii) the Unpaid Company Transaction Expenses, minus (iii) Closing Indebtedness, plus (iv) Closing Cash, minus (v) Working Capital Deficit, if any, plus (vi) Working Capital Surplus, if any, minus (vii) the Escrow Amount.

(s) “Closing Consideration” means (i) the Closing Cash Consideration plus (ii) the Closing Stock Consideration.

(t) “Closing Date” has the meaning set forth in the introduction.

(u) “Closing Indebtedness” means (i) total outstanding Indebtedness of Company as of the Adjustment Time and (ii) Unpaid Pre-Closing Taxes that are unpaid as of the Adjustment Time.

(v) “Closing Statement” has the meaning set forth in Section 2.5(b)(i).

(w) “Closing Stock Consideration” means the number of shares of Buyer Common Stock equal to five million dollars ($5,000,000.00) divided by the Buyer Closing Stock Price.

(x) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(y) “Code” means Internal Revenue Code of 1986, as amended.

(z) “Company” has the meaning set forth in the introduction.

(aa) “Company Common Stock” means the common voting stock of the Company, no par value.

(bb) “Company Data” means all information and data Processed by or for the Company.

(cc) “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change of control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, material fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee and with respect to which the Company could have any Liability or obligation.

(dd) “Company Intellectual Property” means all Company Confidential Information, Company Technology and Company Intellectual Property Rights, including the Company Registered Intellectual Property.

(ee) “Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company, including the Company Registered Intellectual Property.

(ff) “Company Material Adverse Effect” means any change, state of facts, event, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that has had, or would reasonably be expected to: (a) prevent or materially impede the ability of the Company to perform any of its covenants or obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement (other than as a result of any Action commenced by, or order issued by, a Governmental Authority) or (b) have a material adverse effect on the business, assets (including intangible assets) and liabilities, financial condition, or results of operations of the Company, taken as a whole, other than any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general economic changes or developments in any of the industries in which the Company operates, (iii) changes following the date of this Agreement in any Laws or legal, regulatory or political conditions or changes following the date of this Agreement in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) any natural disaster, pandemic, epidemic, act of God, any act of terrorism, civil unrest, war or other armed hostilities, any regional, national or international calamity or any other similar event, or any material worsening of such conditions existing as of the date of this Agreement; or (v) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)); provided that such Effects referenced in clauses (i) through (iv) shall be taken into account only to the extent (and solely to the extent of the incremental, disproportionate impact) that such Effects have a disproportionate effect on the Company as compared to other businesses in the industries in which the Company operates.

(gg) “Company Organizational Documents” means the certificate of incorporation, bylaws and similar organization documents of the Company, as amended.

(hh) “Company Permits” has the meaning set forth in Section 5.20.

(ii) “Company Registered Intellectual Property” has the meaning set forth in Section 5.13(b).

(jj) “Company Securities” means all securities of the Company, including all shares of the Company’s capital stock, all options, all warrants, all equity and equity interests, and all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company.

(kk) “Company Source Code” means any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Technology.

(ll) “Company Technology” means (i) all Technology conceived, first reduced to practice, authored, developed or otherwise created by or for the Company, and (ii) all Technology that otherwise embodies or is protected by Company Intellectual Property Rights.

(mm) “Company Top Customer” has the meaning set forth in Section 5.26(a)(i).

(nn) “Company Top Supplier” has the meaning set forth in Section 5.26(b)(i).

(oo) “Competing Business” means the business of the Company as conducted on the Closing Date, including the business of any of (i) providing semiconductor product design, packaging, testing and processing services, (ii) wafer/die bonding, (iii) metallization and/or (iv) hybrid bonding.

(pp) “Confidential Information” means information that is not generally known or readily ascertainable through proper means, including algorithms, customer lists, ideas, designs, flow charts, formulas, know-how, methods, processes, programs, schematics and techniques.

(qq) “Confidentiality Agreement” has the meaning set forth in Section 8.1(a).

(rr) “Consent” has the meaning set forth in Section 4.3.

(ss) “Consultant Proprietary Information Agreements” has the meaning set forth in Section 5.13(k).

(tt) “Contract” means any written or oral contract, agreement, arrangement, instrument, commitment or undertaking of any nature (including any lease, license, mortgage, debenture, indenture, bond, loan agreement, note, guarantee, sublease, sublicense, subcontract, letter of intent, policy and purchase order).

(uu) “COO Agreement” means that certain Employment Agreement entered into between Seller and George Gomez-Quintero, effective April 1, 2025.

(vv) “Critical Employees” means the Employees set forth on Schedule 1.1.

(ww) “Damages” means (i) any direct or indirect damages (but excluding punitive damages, provided that punitive damages actually paid by a Buyer Indemnified Party to a third party shall be deemed Damages), loss, Liability, claim, deficiency, Tax, judgment, fine, penalty, interest, cost, fees or other expense (including reasonable fees and expenses of attorneys, consultants and experts) directly or indirectly paid, sustained or incurred by the Buyer Indemnified Parties (or any of them); (ii) any and all fees and costs of enforcing the Indemnified Party’s rights under this Agreement; and (iii) any and all fees and costs of defending or settling any Third Party Claims (regardless of the outcome of such Third Party Claim) that if adversely determined would give rise to a right of recovery for any direct, indirect, consequential, incidental or other damage (including lost profits and diminution in value), loss, Liability, claim, deficiency, Tax, judgment, fine, penalty, interest, cost, fee or other expense (including reasonable fees and expenses of attorneys, consultants and experts) under this Agreement; provided that the amount of Damages shall not include any amounts to the extent recovered under applicable insurance policies or from any other third party.

(xx) “Databases” means databases, data compilations and collections, and technical data.

(yy) “Data Processing Obligation” means any applicable (i) Law relating to privacy, data protection, or security or (ii) Data Processing Policy; (iii) requirement of any self-regulatory organization or industry standard (including, as applicable, the Payment Card Industry Data Security Standard) to which the Company is bound, or (iv) Contract by which the Company is bound, in each case, with respect to clauses (iii) and (iv) relating to the Processing of Company Data, privacy, data protection, or security.

(zz) “Data Processing Policy” means each published statement, policy, representation or notice of the Company relating to the Processing of Company Data, privacy, data protection, or security.

(aaa) “Designated Parties” has the meaning set forth in Section 5.18(b).

(bbb) “Disclosure Schedule” has the meaning set forth in Article V.

(ccc) “Domain Names” means domain names and web addresses and sites, including uniform resource locators.

(ddd) “EAR” has the meaning set forth in Section 5.18(c).

(eee) “Earnout Consideration” means the aggregate amount payable pursuant to Article III.

(fff) “Earnout Period” means either the First Earnout Period or the Second Earnout Period, as the context so requires.

(ggg) “Effect” has the meaning set forth in Section 1.1(ff).

(hhh) “Electronic Delivery” has the meaning set forth in Section 10.10.

(iii) “Employee” means any current or former employee or director, and, where not inapplicable in the context, consultant or independent contractor, of the Company.

(jjj) “Employee Agreement” means each employment, change in control, severance, consulting, repatriation, expatriation, visa, work permit or other agreement or contract, whether written or oral, between the Company, on the one hand, and any Employee, on the other hand.

(kkk) “Employee Proprietary Information Agreements” has the meaning set forth in Section 5.13(k).

(lll) “Employment Documents” has the meaning set forth in the recitals.

(mmm) “Employment Taxes” means, without duplication, the employer portion of any employment, payroll or similar Taxes payable with respect to any bonuses, or other compensatory payments in connection with the transactions contemplated by this Agreement.

(nnn) “Escrow Account” has the meaning set forth in Section 2.3(a)(v).

(ooo) “Escrow Agent” means Citibank, N.A.

(ppp) “Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and between Buyer, Seller Representative, and the Escrow Agent.

(qqq) “Escrow Amount” means an amount equal to $20,000,000.

(rrr) “Estimated Closing Cash Consideration” has the meaning set forth in Section 2.5(a).

(sss) “Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a).

(ttt) “Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

(uuu) “Environmental Laws” means any Law (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

(vvv) “Equityholder and Indemnification Matters” means (i) any claim by any other Person asserting, alleging or seeking to assert rights with respect to Company Securities, in each case except for the right, following the Closing and in compliance with the terms of this Agreement, of the Sellers to receive the Purchase Price and, if applicable, the Earnout Consideration; and (ii) any claim by any Person who is or at any time was an officer, director, employee or agent of the Company against the Company, Buyer or any Affiliate of Buyer involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Company Organizational Documents, including prior versions thereof, under any indemnification agreement or similar Contract, any Law or otherwise) with respect to any act or omission on the part of such Person or any event or other circumstance that arose, occurred or existed at or prior to the Closing or otherwise related to the Acquisition.

(www) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxx) “ERISA Affiliate” means any other current or former Person or entity under common control with the Company or that, together with the Company could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(yyy) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(zzz) “Export Control Laws” has the meaning set forth in Section 5.18(c).

(aaaa) “Financial Statements” has the meaning set forth in Section 5.6(a).

(bbbb) “Firm” has the meaning set forth in Section 2.5(b)(i).

(cccc) “For Cause Termination” means a termination based upon a Critical Employee’s (1) material breach or failure to perform or observe any of the terms of such Critical Employee’s employment agreement(s) with the Company; (2) willful failure to abide by the written policies (or oral policies if such policies were previously communicated to such Critical Employee and such Critical Employee was aware of such policies) of the Company; (3) conviction of, or guilty plea to, a felony (other than traffic violations but including, without limitation, theft, fraud, embezzlement, or dishonesty); (4) gross negligence or misconduct in the performance of such Critical Employee’s duties; (5) refusal or substantial failure to satisfactorily perform the duties of such Critical Employee’s position with the Company for reasons unrelated to any accident, injury or disability; (6) conduct which is materially detrimental or injurious to the Company or its reputation; (7) illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company; or (8) violation of any nondisclosure or confidentiality obligations or any restrictive covenants (including any noncompete or nonsolicit covenants) with the Company or Buyer. With respect to ground (3), the Company may immediately terminate such Critical Employee’s employment. Notwithstanding the forgoing, the occurrence of any other condition will not constitute Cause unless (x) the Company gives notice to the Critical Employee of the existence of the condition giving rise to Cause within ten (10) calendar days of the occurrence of such basis for Cause, (y) Critical Employee fails to cure such condition within ten (10) calendar days following the date such notice is given and (z) the Company terminates such Critical Employee’s employment with the Company at the expiry of such ten (10) calendar day cure period.

(dddd) “Form 8883” has the meaning set forth in Section 8.5(e)(ii).

(eeee) “Former Government Employee” has the meaning set forth in Section 5.19(r).

(ffff) “Fraud” means actual and intentional fraud (and not reckless or negligent) within the meaning of Delaware common law with respect to the representations and warranties set forth in this Agreement.  For the avoidance of doubt, “Fraud” does not include (a) any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence (including gross negligence) or recklessness, or (b) grossly negligent or negligent misrepresentation or omission or knowledge of the fact that the Person making such representation or warranty does not have sufficient information to make the statement contained in the representation and warranty set forth herein but which is nevertheless made as a matter of contractual risk allocation between the Parties.

(gggg) “Founder Loans” means the loans and other payment obligations of Robert Patti to the Company pursuant to that Letter Agreement Memorialization of Loan to Shareholder Robert S. Patti, dated as of October 1, 2024, by and between Mr. Patti and the Company.

(hhhh) “Fundamental Representations” means the representations and warranties of the Seller and the Company set forth in Section 4.1 (Organization and Authority), Section 4.4 (Ownership of the Purchased Shares), Section 5.1 (Authority), Section 5.4 (Organization; Standing), Section 5.5 (Capitalization; Subsidiaries), Section 5.9 (Taxes) and Section 5.23 (Brokers and Finders).

(iiii) “GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.

(jjjj) “Goldblatt Bonus Amount” has the meaning set forth in Section 8.12.

(kkkk) “Government Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any state, local or foreign government, for the design, manufacture or sale of products or the provision of services by the Company.

(llll) “Government Contract” means any Contract that (i) is between the Company, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority. For purposes hereof, a task, purchase, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates. For the avoidance of doubt, any other transaction agreement awarded under 10 U.S.C. § 4022 shall be a Government Contract.

(mmmm) “Governmental Authority” means any (a) U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, (b) any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, (c) any court or tribunal, (d) any arbitrator or arbitral body, or (e) government-owned or controlled entity (including state-owned or state-controlled businesses or quasi-government entities).

(nnnn) “Governmental Official” means any (a) officer, agent, or employee of a Governmental Authority, or (b) person acting in an official capacity for or on behalf of a Governmental Authority.

(oooo) “Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, vapor, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous or toxic to the environment or human health, including without limitation, any petroleum or petroleum-derived products, per- and polyfluoroalkyl substances, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls; and (b) for which liability or standards of conduct may be imposed under Environmental Laws.

(pppp) “Inbound Invention Assignment Agreement” means any Contract, other than a Standard Invention Assignment Agreement, pursuant to which any third party has assigned or transferred, or agreed to assign or transfer, any Technology or Intellectual Property Rights to the Company.

(qqqq) “Incidental Inbound Licenses” means (i) any standard, non-negotiated licenses for Shrink Wrap Code; (ii) any Open Source Licenses governing the Company’s use of Open Source Software listed in Section 5.13(m) of the Disclosure Schedule; (iii) Standard Invention Assignment Agreements; (iv) Standard Nondisclosure Agreements; and (v) Contracts containing an inbound license to use third party Intellectual Property Rights where such license is incidental to the primary purpose of such Contract (such as an inbound license to use a Person’s Trademarks in a Contract for which the primary purpose is such Person performing services for the Company).

(rrrr) “Indebtedness” means the following Liabilities, without duplication, including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from a change of control or repayment costs (including with respect to any prepayment or termination thereof triggered by and payable in connection with the Acquisition), (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price, contingent or otherwise, of property, goods or services, including any “earnout” and “seller notes” or similar payments, in each case solely to the extent fixed and not contingent but excluding trade payables or accruals incurred in the Ordinary Course of Business; (iv) under capital (finance) leases (but excluding operating leases); (v) under any drawn letter of credit, banker’s acceptance or similar transaction; (vi) under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect against fluctuations in currency value; (vii) under deferred compensation agreements, (viii) under severance plans, bonus plans (including the bonuses due to Ron Goldblatt) or similar arrangements of the Company triggered or made payable prior to or as a result of the Acquisition (including any such payments made following the Closing); (ix) amounts payable by the Company to the mortgage lenders as of the Closing on the Batavia Premises and/or Odon Premises to give effect to the Batavia Lease and/or Odon Lease or (x) in the nature of guarantees of the obligations described in the preceding clauses (i) through (ix), inclusive, of this definition of any other Person. For the avoidance of doubt, any termination or other fee actually payable as a result of the Closing in connection with the termination or repayment of any Indebtedness shall constitute Indebtedness; provided, that no amount shall constitute Indebtedness to the extent it is included in Closing Cash, taken into account in the calculation of Working Capital, or included in Transaction Expenses.

(ssss) “In-License” means any license or other Contract pursuant to which a third Person has licensed or granted any right to any member of the Company or any Employee in or to any Technology or Intellectual Property Rights (including by making available any Technology to the Company or any Employee as a service or on an application service provider basis).

(tttt) “Intellectual Property Rights” means all rights in, arising out of, or associated with Technology in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship and Mask Works, including rights in Databases and rights granted under the Copyright Act; (ii) Patent Rights; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act; (iv) rights in, arising out of, or associated with Confidential Information, including trade secret rights; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) rights of attribution and integrity and other moral rights of an author; (vii) rights in, arising out of, or associated with Domain Names; and (viii) any similar, corresponding or analogous rights to any of the foregoing.

(uuuu) “Inventions” means inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items.

(vvvv) “Inventory” has the meaning set forth in Section 5.27.

(wwww) “IRS” means the United States Internal Revenue Service.

(xxxx) “ITAR” has the meaning set forth in Section 5.18(c).

(yyyy) “Key Employee” means Robert Patti.

(zzzz) “Know-How” means non-public and proprietary information, including trade secrets, ideas, inventions and invention disclosures, data, technology, platforms, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other know-how, whether or not protected by patent or copyright Law.

(aaaaa) “Knowledge of the Company” means the actual knowledge of Robert Patti (President), Kathleen Bachman (Director of Human Resources), George Gomez-Quintero (Chief Operating Officer), and John Crowe (Chief Financial Officer) as well as the knowledge that such individuals would have been expected to gain after reasonable investigation and inquiry of those individuals within and outside of their respective organizations who have responsibility for the subject matter in question.

(bbbbb) “Law” means any federal, state, municipal or local, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, standard ordinance, code, edict, resolution, promulgation, rule, regulation, order, judgment, ruling, writ, injunction, decree or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ccccc) “Leased Premises” has the meaning set forth in Section 5.10(b).

(ddddd) “Liabilities” means, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities and obligations related to Indebtedness, costs, expenses, royalties payable and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

(eeeee) “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

(fffff) “Mask Work” means any mask work, layout, topography or other design feature with respect to any integrated circuit.

(ggggg) “Material Contract” has the meaning set forth in Section 5.11.

(hhhhh) “Objection Disputes” has the meaning set forth in Section 2.5(b)(i).

(iiiii) “Objection Statement” has the meaning set forth in Section 2.5(b)(i).

(jjjjj) “Open Source License” means (i) any so-called “open source,” “copyleft,” “freeware” or “general public” license (including the GNU General Public License and the GNU Affero General Public License); (ii) any Creative Commons license, or any license that is substantially similar to those listed at http://www.opensource.org/licenses/; and (iii) any license that (A) requires the licensor to permit reverse-engineering of the licensed Technology or other Technology incorporated into, derived from or distributed with such licensed Technology; or (B) requires the licensed Technology or other Technology incorporated into, derived from, or distributed with such licensed Technology (1) be distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; (3) be distributed at no charge; or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(kkkkk) “Open Source Software” has the meaning set forth in Section5.13(m).

(lllll) “Ordinary Course License” means any (i) non-exclusive Contract between the Company and a third Person entered into in the Ordinary Course of Business (A) which Contract is on a Standard Form Agreement; or (B) granting a consultant or independent contractor a right to use Company Intellectual Property for the sole benefit of the Company; (ii) license to use Company Intellectual Property contained in a Contract entered into in the Ordinary Course of Business, where such license is incidental to the primary purpose of such Contract (such as an outbound license to use the Company’s Trademarks in an inbound services agreement); or (iii) Standard Nondisclosure Agreement.

(mmmmm) “Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice.

(nnnnn) “Out-License” means any Contract to which the Company is a party, or has material obligations, pursuant to which the Company has (i) granted to any third party any rights or licenses to any Company Intellectual Property other than Ordinary Course Licenses; (ii) provided or agreed to provide any Company Technology to a third Person as a service or on an application service provider basis; or (iii) granted any license to, provided access to, or provided, sold or distributed (or agreed to do any of the foregoing).

(ooooo) “Outbound Investment Rules” has the meaning set forth in Section 5.18(e).

(ppppp) “Party” or “Parties” has the meaning set forth in the introduction.

(qqqqq) “Patent Rights” means all rights (other than trade secret rights) in, arising out of, or associated with Inventions, including all rights granted under the Patent Act, including any patent or patent application, utility model, or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement.

(rrrrr) “Payoff Letter” has the meaning set forth in Section 8.3.

(sssss) “Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ttttt) “Permits” means all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

(uuuuu) “Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

(vvvvv) “Pre-Closing Taxes” means (A) any Taxes of Company for any Pre-Closing Tax Period, determined by (i) treating any advance payments, deferred revenue, or other prepaid amounts received or arising in any Pre-Closing Tax Period (determined with respect to any Straddle Period, in accordance with Section 8.5(a)(iii)), as subject to Tax in such period regardless of when actually recognized for income Tax purposes, (ii) as if the Company used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, and (iii) including any Taxes under Section 481 of the Code (or comparable provisions of state, local or non-U.S. Law) resulting from any accounting method change in a Pre-Closing Tax Period (including as a result of the transactions contemplated by this Agreement); (B) any Taxes of the Sellers and its Affiliates (other than the Company) for any taxable period or portion thereof that are imposed on or assessed against the Company; (C) any Transfer Taxes allocated to the Seller pursuant to Section 8.5(c); (D) without duplication, Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date by reason of Liability under Regulations Sections 1.1502-6 or a comparable provision of foreign, state or local Tax Law therein; (E) by taking into account, to the extent available at a “more likely than not” (or higher) level of confidence under applicable Law,, any estimated Tax payments and overpayments of Taxes made prior to the Adjustment Time with respect to any Pre-Closing Tax Period of the Company as reductions of the liability for Taxes for such period to the extent such payments actually decrease Taxes (but not below zero) to which such payments specifically relate and are otherwise due and payable by the Company for the applicable taxable period; (F) by excluding all deferred Tax liabilities and all Tax assets of the Company; (G) by excluding (i) all Taxes arising from actions taken on the Closing Date after the Closing outside of the Company’s ordinary course of business and not contemplated by this Agreement, (ii) all Taxes arising from any financing or refinancing transaction undertaken at the direction of Buyer or any of its Affiliates, (iii) all Taxes resulting from any Tax election made after the Closing that has retroactive effect to or any impact on any Pre-Closing Tax Period of the Company, (iv) all Taxes arising from any amendment by or at the direction of Buyer of a Tax Return of the Company for any Pre-Closing Tax Period of the Company, and (v) all Taxes of the type included dollar-for-dollar in the calculation of Working Capital (if any), provided, that clauses (iii) and (iv) shall not apply to, and Pre-Closing Taxes shall include, any Taxes resulting from (x) the amendment of the Company’s 2023 federal income Tax Return or any conforming state amendment, (y) any election or amendment required by applicable Law, or (z) any amendment made to correct a position that was not, when the original Tax Return (or any prior amendment thereto) was filed, supportable at a “more likely than not” level of comfort; and (H) without regard to any accruals or reserves for uncertain Tax positions or contingent or speculative Tax liabilities.

(wwwww) “Pre-Closing Tax Period” means any Tax period or portion thereof that ends on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

(xxxxx) “Preferred Bidder Status” has the meaning set forth in Section 5.19(h).

(yyyyy) “Property Taxes” has the meaning set forth in Section 8.5(a)(iii).

(zzzzz) “Purchased Shares” has the meaning set forth in the recitals.

(aaaaaa) “Real Property Leases” has the meaning set forth in Section 5.10(b).

(bbbbbb) “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all Domain Names, all registered Trademarks and applications therefor, all registered copyrights, and all Patent Rights and all applications, reissues, divisions, re-examinations, renewals, extensions, Provisionals, continuations, and continuations-in-part associated with Patent Rights.

(cccccc) “Related Agreements” means the Escrow Agreement, the Batavia Lease, the Odon Lease, the IP Assignment and License Agreement, the Loan Forgiveness Agreement, the Payoff Letters, the investor suitability questionnaires, and all other agreements, consents, instruments and certificates entered into by the Parties in connection with the Acquisition, in each case as amended, restated, supplemented, or otherwise modified from time to time.

(dddddd) “Related Party” means with respect to a Person, any current or former stockholder, employee, officer, director, incorporator, authorized person, member, partner, Affiliate, agent or attorney of such Person or any of its Affiliates.

(eeeeee) “Releasor” has the meaning set forth in Section 8.10(a).

(ffffff) “Relevant Service Provider” means any employee, contractor, consultant, or other similar service provider of the Company as of the Closing Date who continues as an employee, contractor, consultant, or other similar service provider of Buyer or the Company or any of their Affiliates following the Closing Date.

(gggggg) “Representative” means with respect to a Person, such Person’s officers, securityholders, employees, directors, Affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives.

(hhhhhh) “Restricted Period” means the period of time beginning as of the Closing Date and ending on the four (4) year anniversary of the Closing Date.

(iiiiii) “Restricted Territory” means (i) all counties in the State of North Carolina; (ii) all other states of the United States of America in which the Company provides goods or services, has customers, or otherwise conducts business as of the Closing Date; and (iii) any other countries from which the Company provides goods or services, has customers, or otherwise conducts business as of the Closing Date.

(jjjjjj) “RWI Excluded Claims” means a breach of a representation and warranty that is the subject of a Claim Notice made by Buyer prior to the Expiration Time where such breach is excluded from coverage under the RWI Policy in Section III thereof.

(kkkkkk) “RWI Policy” means the Buyer-Side Representations and Warranties Insurance Policy issued to Buyer in effect as of the Closing.

(llllll) “Sanctioned Parties” has the meaning set forth in Section 5.18(b).

(mmmmmm) “Sanctions” has the meaning set forth in Section 5.18(b).

(nnnnnn) “SEC Reports” has the meaning set forth in Section 6.5.

(oooooo) “Security Clearances” has the meaning set forth in Section5.13(q).

(pppppp) “Security Incident” has the meaning set forth in Section 5.13(q).

(qqqqqq) “Securities Act” means the Securities Act of 1933, as amended.

(rrrrrr) “Seller” has the meaning set forth in the introduction.

(ssssss) “Seller Party Transaction” has the meaning set forth in Section 5.25(b)(ii).

(tttttt) “Shrink Wrap Code” means any generally commercially available software in executable code form that is available for a cost of not more than U.S. $10,000 on an annual basis for a single user or workstation (or $100,000 in the aggregate for all users and workstations).

(uuuuuu) “Standard Invention Assignment Agreements” means Contracts with Employees on the forms of the Employee Proprietary Information Agreements or the Consultant Proprietary Information Agreements.

(vvvvvv) “Standard Nondisclosure Agreements” means nondisclosure or confidentiality Contracts entered into by the Company in the Ordinary Course of Business and that do not differ materially in substance from the applicable Standard Form Agreement.

(wwwwww) “Straddle Period” has the meaning set forth in Section 8.5(a)(iii).

(xxxxxx) “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries; or (ii) such Person or any subsidiary of such Person is a general partner (excluding any such partnership where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership).

(yyyyyy) “Supplier Performance Risk System” means the United States Department of Defense web based application used to collect and provide supplier performance, risk, and compliance information, including information submitted pursuant to the Defense Federal Acquisition Regulation Supplement (“DFARS”), including DFARS 252.204-7019 and 252.204-7020.

(zzzzzz) “Systems” means the computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company.

(aaaaaaa) “Target Working Capital” means negative Three Hundred Ninety-Three Thousand Dollars (-$393,000).

(bbbbbbb) “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority; (ii) any Liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, including any Liability for Taxes of any Person imposed pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person or otherwise by operation of law or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(ccccccc) “Tax Incentive” has the meaning set forth in Section 5.9(v).

(ddddddd) “Tax Law” means any Law relating to Taxes.

(eeeeeee) “Tax Return” means any return, report, information statement, estimate or claim for refund with respect to any Tax (including any elections, declarations, schedules, statements or attachments thereto, and any amendment thereof), and, where permitted or required, affiliated, combined, consolidated, unitary, aggregate or similar returns for any group of entities that includes the Company.

(fffffff) “Taxing Authority” means the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

(ggggggg) “Technology” means, any: (i) Works of Authorship; (ii) Mask Works; (iii) Inventions; (iv) Confidential Information; (v) Databases; (vi) Trademarks; (vii) Domain Names; and (viii) tangible embodiments of the foregoing, in any form or medium whether or not specifically listed in this definition and whether or not incorporated into any product of the Company.

(hhhhhhh) “Trademarks” means words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks.

(iiiiiii) “Transaction Expenses” means all fees, costs and expenses (whether or not billed or invoiced prior to the Closing) incurred by the Company in connection with the Acquisition (whether or not such fees, costs and expenses are due upon notice or lapse of time or both and including benefits, severance, termination pay, time in lieu of pay and separation payments that may become payable in connection with termination of employment either at or following the Closing), including (i) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Acquisition; (ii) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Acquisition; (iii) any other amounts paid or anticipated to be paid to third parties in connection with the Acquisition, including with respect to any Consents, including any payment of a consent fee, “profit sharing” payment or other consideration, or increased rent payments or other payments under any Contract; (iv) all costs and disbursements incurred in connection with the termination of any employment of an Employee prior to the Closing Date (if any); (v) any severance, retention, bonus, consent fee, change-of-control or similar payment, profit sharing payment or other similar payment to any Employee by the Company payable as a result of Closing or any of the other transactions contemplated hereby (whether before, on or after the Closing) under any Contract, Company Employee Plan or pursuant to applicable Laws, but specifically excluding the payroll obligations that would be incurred if all accrued vacation and payroll obligations of the Company were paid and cashed-out as of the Closing; (vi) any Tax obligations of the Company with respect to forgiveness of Indebtedness owed to the Company, including with respect to the Founder Loans (including any unamortized original issue discount, prepayment penalty, breakage fees, accelerated deferred financing fees, or other amounts treated as interest for federal income Tax purposes); (vii) any increase of any benefits paid by the Company in connection with the Acquisition over the amounts otherwise payable by the Company; (viii) any Employment Taxes related to amounts referred to in clauses (iv) to (vii), inclusive, of this definition (the Liabilities described in clauses (iv) through (vii), inclusive, of this definition, the “Change in Control Payments”); (ix) fifty percent (50%) of the fees, costs and expenses of obtaining the RWI Policy and (x) the fees, costs and expenses of the Tail Policy.

(jjjjjjj) “Transaction Tax Deductions” means any items of loss or deduction for income Tax purposes of the Company that are deductible in a Pre-Closing Tax Period at a “more likely than not” (or greater) level of comfort and that result from or are attributable to any Transaction Expenses, provided that, with respect to any “success-based fee” as defined in IRS Revenue Procedure 2011-29, Transaction Tax Deduction shall include only the portion of such fee allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29.

(kkkkkkk) “Transfer Taxes” has the meaning set forth in Section 8.5(c).

(lllllll) “Unpaid Company Transaction Expenses” means all Transaction Expenses that remain unpaid as of the Adjustment Time.

(mmmmmmm) “Unpaid Pre-Closing Taxes” means all Pre-Closing Taxes that remain unpaid (including such Taxes that are accrued but not yet due and payable) as of the Adjustment Time, on a jurisdiction by jurisdiction and type by type basis, which may not be less than zero for any jurisdiction or type, and determined in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law.

(nnnnnnn) “WARN Act” has the meaning set forth in Section 5.15(g).

(ooooooo) “Working Capital” means, as of the Adjustment Time, (a) the current assets of the Company set forth on Exhibit A attached hereto, minus (b) the current liabilities of the Company set forth on Exhibit A attached hereto, minus (c) works in process balances set forth on Exhibit A attached hereto; provided, that (i) Working Capital shall exclude, without duplication, the Closing Cash, any Closing Indebtedness or components thereof, any Unpaid Company Transaction Expenses or components thereof, and (ii) Working Capital shall be calculated as set forth on Exhibit A.

(ppppppp) “Working Capital Deficit” means the amount (if any) by which Working Capital is less than the Target Working Capital.

(qqqqqqq) “Working Capital Surplus” means the amount (if any) by which Working Capital is greater than the Target Working Capital.

(rrrrrrr) “Works of Authorship” means published and unpublished works of authorship, including computer programs and other types of software (whether in source code, executable code, or any other form) and documentation.

1.2 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) Any reference in this Agreement to the “Company” will be deemed to be a reference to the Company and each of its Subsidiaries, if any (separately and in the aggregate), except to the extent otherwise specified herein or required by the context of the use of the word Company.

(c) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity will be deemed to include all direct and indirect Subsidiaries of such entity.

(d) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(e) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(f) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”

(g) When used herein, references to “$” or “Dollars” are references to U.S. dollars.

(h) The information in the Disclosure Schedule is disclosed under separate section and subsection references that correspond to the sections and subsections of Article V to which such information is pertinent. Any information in the Disclosure Schedule qualifies any and all sections or subsections of the Disclosure Schedule to the to the extent that it is reasonably apparent to Buyer from a reading of the applicable Disclosure Schedule item that such item is pertinent.

(i) The meaning assigned to each capitalized term defined and used herein is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning.

(j) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(k) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(l) All undefined accounting terms used herein will be interpreted in accordance with GAAP.

(m) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(n) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(o) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(p) No summary of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r) For purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Buyer,” “furnished to Buyer,” “made available to Buyer” or similar expressions will mean that the Seller has, or have caused the Company to have: (i) posted such materials to the electronic data room maintained by the Company through SecureDocs and have given Buyer and its Representatives access to the materials so posted not less than 48 hours prior to the execution and delivery of this Agreement; (ii) set forth such materials in the Schedules or the Disclosure Schedule; or (iii) otherwise made such materials available in writing to Buyer not less than 48 hours prior to the execution and delivery of this Agreement.

Article II
PURCHASE AND SALE OF PURCHASED SHARES; CLOSING

2.1 Purchase and Sale of the Purchased Shares. Subject to the terms and conditions hereof, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Sellers, all right, title and interest in and to the Purchased Shares, free and clear of all Liens (other than under applicable securities Laws). As a result of the Acquisition, the Company will, upon the occurrence of the Closing, become a wholly owned Subsidiary of Buyer, and Buyer will, by virtue of the completion of the Acquisition, become the record and beneficial owner of all of the issued and outstanding shares of Company Common Stock and there shall be no outstanding options, warrants or rights to subscribe for or purchase any Company Securities.

2.2 Closing. The closing of the Acquisition (the “Closing”) will take place remotely via the electronic exchange of executed documents and other closing deliverables on the Closing Date. The Parties intend for the transactions contemplated in this Agreement to be effective as of 12:01 a.m. prevailing Eastern time on the Closing Date.

2.3 Purchase Price. The total purchase price for the sale of the Purchased Shares shall be comprised of the Closing Consideration and the Earnout Payments, if any, as set forth below, to be paid at the times and in accordance with and subject to the terms of this Agreement (the “Purchase Price”):

(a) Closing Consideration. In consideration for the sale of the Purchased Shares and the other transactions contemplated hereby, at the Closing, Buyer shall:

(i) pay or cause to be paid the Closing Cash Consideration, to the Sellers in accordance with the allocation thereof between the Sellers as indicated opposite each Seller’s name on the Payment Schedule under the column entitled the “Closing Cash Consideration,” in cash in immediately available funds;

(ii) issue to the Sellers in accordance with the allocation thereof between the Sellers as indicated opposite each Seller’s name on the Payment Schedule under the column entitled the “Closing Stock Consideration,” in shares of Buyer Common Stock;

(iii) pay or cause to be paid all Unpaid Company Transaction Expenses set forth on the Estimated Closing Statement and in accordance with the wiring instructions set forth thereon;

(iv) pay or cause to be paid all Indebtedness set forth on the Estimated Closing Statement and in accordance with the wiring instructions set forth thereon; and

(v) pay or cause to be paid the Escrow Amount plus the Escrow Agent’s fees set forth in the Escrow Agreement to an interest-bearing escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement, to be held in accordance with the terms of the Escrow Agreement; provided that, if the Escrow Agent advises Buyer that it is not able to receive such amounts at Closing, Buyer shall pay or cause to be paid such amounts to the Escrow Agent as promptly as possible and no later than two days following the Closing.

(b) Earnout Consideration. Subject to the terms and conditions set forth in Article III, Sellers shall also be entitled to receive from Buyer the Earnout Consideration, if any, in the amounts and at the times set forth in Article III.

2.4 Buyer’s Obligations Fulfilled.

(a) Prior to the Closing Date or a payment of Earnout Consideration to the Sellers, as applicable, the Company (if prior to the Closing) and the Seller Representative (if after the Closing) delivered to Buyer a schedule (a “Payment Schedule”) setting forth with respect to each Seller:

(i) such Person’s address;

(ii) the number of shares of Company Common Stock held by such Person;

(iii) the allocation of the Closing Cash Consideration to be paid to such Person at Closing under a column entitled “Closing Cash Consideration” and the allocation of the Closing Stock Consideration to be paid to such Person at Closing under a column entitled “Closing Cash Consideration”; and

(iv) any amounts required to be withheld for Taxes from the Closing Cash Consideration.

(b) Buyer may rely on the instructions of the Company or the Seller Representative, as applicable, for distributions and shall have no liability with respect to the allocations thereto; provided, that the distribution instructions of the Company or the Seller Representative, as applicable, are followed, as confirmed by Buyer through routine return telephone call to an authorized representative of each payee listed in the Payment Schedule. For the avoidance of doubt, Buyer shall not be released or discharged from any Liability for any amount remitted to account information that was not so verified. Upon Buyer making each aggregate payment required of it under this Agreement and such payment in the amount being received by the intended recipient, Buyer shall have fulfilled its obligations with respect to such payment. Buyer shall not have any liability whatsoever with respect to the distribution of such payments among the Sellers. Notwithstanding anything herein to the contrary, Buyer shall not be obligated to distribute or pay the Closing Consideration or the Earnout Payment until it has received the Payment Schedule.

2.5 Estimated Closing Cash Consideration Adjustment.

(a) Estimated Closing Cash Consideration. Not less than three (3) Business Days prior to the Closing Date, the Company delivered to Buyer (i) an unaudited consolidated balance sheet of the Company, as of the Closing, prepared in accordance with the Accounting Principles (the “Estimated Closing Date Balance Sheet”) and (ii) a statement (the “Estimated Closing Statement”), that set forth the Company’s good faith estimate of the Estimated Closing Consideration, including each of the components thereof, together with reasonably detailed supporting documents for the calculation of the Estimated Closing Consideration, including each of the components thereof.

(b) Final Calculations.

(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement setting forth Buyer’s good faith calculation of (A) Working Capital (and the Working Capital Surplus or Working Capital Deficit, if any, implied thereby), (B) the Closing Cash, (C) the Closing Indebtedness, (D) the Unpaid Company Transaction Expenses, (E) the Closing Cash Consideration resulting therefrom and (F) the Closing Stock Consideration (the “Closing Statement”). After delivery of the Closing Statement, the Seller Representative and the Sellers’ accountants and other Representatives shall be permitted to make inquiries of, and request documents, information and supporting details from, Buyer and the Company and their accountants and other representatives regarding the Closing Statement. If the Sellers have any objections to the Closing Statement, the Seller Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth its objections in reasonable detail (including Seller Representative’s alternative calculation of the Closing Cash Consideration) (the “Objection Disputes”) to the Closing Statement. If Buyer fails to timely provide any such requested documents, information and records or access or otherwise materially fulfills its obligations in this Section 2.5(b), the thirty (30) day period to timely provide an Objection Statement shall be extended until the date that is five (5) Business Days following Buyer’s delivery of such information and records requested by the Seller Representative or the Sellers’ accountants. If an Objection Statement is not delivered by the Seller Representative to Buyer within thirty (30) days after receipt of the Closing Statement, then the Closing Statement as originally sent by Buyer shall be the final Closing Statement that is final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Seller Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Seller Representative and Buyer shall jointly engage, and submit each unresolved Objection Dispute to a nationally recognized independent accounting or valuation firm mutually agreeable to Buyer and the Seller Representative (the “Firm”). The Firm shall be requested to render a written determination of the unresolved Objection Disputes (acting as an expert and not as an arbitrator) within forty-five (45) days following its retention, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions of this Agreement, (B) a single written presentation (which presentations shall be limited to the unresolved Objection Disputes) submitted by each of Buyer and the Seller Representative to the Firm within fifteen (15) days after its retention (which the Firm shall forward to the other Party) and (C) one (1) written response submitted to the Firm within fifteen (15) days after receipt of each presentation (which the Firm shall forward to the other Party) and not on independent review. No discovery shall be permitted and no hearing shall be held. In resolving any Objection Disputes, the Firm may not assign a value to any particular item greater than the greatest value for such item claimed by either Buyer or the Seller Representative, or less than the lowest value for such item claimed by either Buyer or the Seller Representative, in each case, as presented to the Firm, and the Firm will limit its review to matters specifically set forth in the Objection Statement. Neither Buyer nor the Seller Representative (or their respective Affiliates or Representatives) may have or conduct any ex parte communications, either written or oral, with the Firm. The Firm’s determination of such Objection Disputes shall be final and binding upon the Parties and not subject to review by a court or other tribunal. The terms of appointment and engagement of the Firm shall be as reasonably agreed upon between Buyer and the Seller Representative, and any associated engagement fees shall be allocated between Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Seller Representative claims the Closing Cash Consideration is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by the Seller Representative, and if the Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Firm shall be allocated forty percent (40%) (i.e., 200 ÷ 500) to Buyer and sixty percent (60%) (i.e., 300 ÷ 500) to the Sellers. Except as provided in this Section 2.5(b)(i), all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Firm shall be borne by the Party incurring such costs and expense. The process set forth in this Section 2.5(b)(i) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of Working Capital, the Closing Cash, Closing Indebtedness or the Unpaid Company Transaction Expenses, in each case, except in the case of fraud. For the avoidance of doubt, the Parties agree that at Closing the Acquisition will be fully effective and Purchased Shares will be fully and finally transferred to Buyer notwithstanding the process set forth in this section.

(ii) If the Closing Consideration based on the final Closing Statement as finally determined pursuant to this section is greater than the Estimated Closing Consideration, Buyer shall promptly (but in any event within five (5) Business Days after the final Closing Statement determined pursuant to Section 2.5(b)(i)) pay to the Sellers by wire transfer of immediately available funds to the accounts designated by the Sellers, an amount equal to the amount by which the Closing Consideration is greater than the Estimated Closing Consideration based on the final Closing Statement determined pursuant to Section 2.5(b)(i).

(iii) If the Closing Consideration based on the final Closing Statement determined pursuant to Section 2.5(b)(i) is less than the Estimated Closing Consideration, Sellers shall promptly (but in any event within five (5) Business Days after the final Closing Statement determined pursuant to Section 2.5(b)(i)) pay to the Buyer by wire transfer of immediately available funds to the accounts designated by the Buyer, an amount equal to the amount by which the Closing Consideration is greater than the Estimated Closing Consideration based on the final Closing Statement determined pursuant to Section 2.5(b)(i).

(iv) If the Closing Consideration based on the final Closing Statement determined pursuant to Section 2.5(b)(i) is equal to the Estimated Closing Consideration, no payments shall be made by either Buyer or the Sellers to the other as a result of this Section 2.5.

2.6 Closing Deliveries.

(a) Deliveries by the Sellers and the Company. At the Closing, the Seller Representative shall (or shall cause the Company to), in the manner and form, and to the locations, reasonably specified by Buyer, deliver to Buyer the following:

(i) stock certificates evidencing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers, in each case sufficient to vest in Buyer good and valid title to all Purchased Shares, free and clear of all Liens;

(ii) resignation letters and releases in the form provided by Buyer executed by each of the directors and each of the officers of the Company;

(iii) a certificate of the Secretary of the Company, dated as of the date of this Agreement, certifying (A) the Company Organizational Documents, copies of which shall be attached to such certificate; and (B) resolutions of the Company’s board of directors and the Sellers, as the shareholders of the Company, approving this Agreement and the transaction contemplated hereby;

(iv) the consents, amendments, modifications, waivers and approvals described on Schedule 2.6(a)(iv) with respect to the Contracts set forth therein;

(v) good standing certificates issued by the Secretary of the State of Delaware with respect to the Company dated as of a date within ten (10) Business Days prior to the Closing Date;

(vi) an IRS Form W-9 and any other Tax forms reasonably requested by Buyer duly executed by each Seller;

(vii) a duly executed Payoff Letter from each creditor of Closing Indebtedness;

(viii) a duly completed and executed investor suitability questionnaire in the form provided by Buyer from each Seller receiving shares of Buyer Common Stock in the Acquisition;

(ix) a duly executed copy of the Loan Forgiveness Agreement, dated as of the Closing Date, by and between the Company and Robert Patti;

(x) the Amended and Restated Commercial Building Lease, dated as of the Closing Date (the “Batavia Lease”), by and between North Rose, LLC and the Company for the premises located at 1201 N. Raddant Road, Batavia, IL 60510 (the “Batavia Premises”) duly executed by North Rose, LLC;

(xi) the Amended and Restated Commercial Building Lease, dated as of the Closing Date (the “Odon Lease”), by and between Western Rose, LLC and the Company for the premises located at 14590 Schonberger Drive, Odon, IN 47562 (the “Odon Premises”) duly executed by Western Rose, LLC;

(xii) evidence of repayment of all mortgage indebtedness secured by the Batavia Premises as well as lien releases terminating any real property mortgage or deed of trust liens thereon;

(xiii) evidence of repayment of all mortgage indebtedness secured by the Odon Premises as well as lien releases terminating any real property mortgage or deed of trust liens thereon;

(xiv) a duly executed copy of the IP Assignment and License Agreement, dated as of the Closing Date, by and between the Company and Tezzaron Semiconductor Corporation;

(xv) the Escrow Agreement, duly executed by the Seller Representative; and

(xvi) all such other documents and other instruments required to be delivered by the Company or the Sellers at or prior to the Closing pursuant to the terms hereof, or as Buyer may otherwise reasonably request in order to consummate the Acquisition.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver to the Sellers the following:

(i) the payments contemplated by Section 2.3(a)(i) and Section 2.3(a)(ii);

(ii) the Batavia Lease, duly executed by the Company;

(iii) the Odon Lease, duly executed by the Company; and

(iv) the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

2.7 Withholding. The Company, Buyer and each of their respective Affiliates shall be entitled to deduct and withhold from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Laws and to request and be provided the applicable IRS Form W-9 or W-8 or any successor form from each such Person. To the extent that amounts are so withheld and paid by the Company or Buyer to the applicable Taxing Authorities on behalf of the Sellers or any other Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that the consideration payable or otherwise deliverable to any Person under this Agreement is not reduced by such deductions or withholdings, such Person shall indemnify Buyer and its Affiliates (including, after Closing, the Company) and agents for any amounts imposed by any Taxing Authorities.

2.8 Escrow Releases.

(a) If the Total Company Revenue for the calendar year ending December 31, 2027 is equal to or greater than $35,000,000, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to remit to the Sellers an amount equal to $10,000,000 from the Escrow Account plus the amount of interest accrued on the Escrow Amount as of December 31, 2027. If the Total Company Revenue for the calendar year ending December 31, 2027 is less than $35,000,000, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to remit to Buyer an amount equal to $10,000,000 from the Escrow Account plus the amount of interest accrued on the Escrow Amount as of December 31, 2027.

(b) If the Total Company Revenue for the calendar year ending December 31, 2028 is less than $50,000,000, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to remit to Buyer an amount equal to the remaining balance left in the Escrow Account. If the Total Company Revenue for the calendar year ending December 31, 2028 is equal to or greater than $50,000,000, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to remit to the Sellers an amount equal to the remaining balance left in the Escrow Account.

(c) Notwithstanding anything to the contrary in this Section 2.8, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to remit to the Sellers any amount payable to the Sellers under Section 2.8(a) or Section 2.8(b) within the earlier of (i) 30 days of the end of the calendar quarter after the applicable revenue threshold has first been achieved during the relevant calendar year and (ii) five (5) Business Days after such earlier time as the Buyer’s accounting team determines, acting in good faith, that that applicable revenue threshold has been met without the need to engage in quarter end review and other procedures, without waiting for the end of that year. All other releases under this Section 2.8, including any release to Buyer and the release of interest to the Sellers under Section 2.8(a) or Section 2.8(b), shall be determined and made only after the end of the relevant calendar year and the final determination of Total Company Revenue for such year.

Article III
Earnout Arrangements

3.1 Earnout Arrangements.

(a) Earnout Generally. The Parties acknowledge and agree that the Company’s annual revenue and annual EBITDA are material factors in determining the valuation of the Company by Buyer. Therefore, notwithstanding any provision of this Agreement to the contrary, Buyer shall pay to the Sellers their portion of the Earnout Consideration, if any, in accordance with this Article III.

(b) Distribution of Earnout.

(i) If Buyer delivers an Earnout Notice stating that an Earnout Payment has been earned pursuant to this Article III subject to an offset for outstanding Unrecovered Damages or Seller Shortfall Repayments, Buyer shall distribute the applicable Earnout Payment (in excess of such claimed Unrecovered Damages or Seller Shortfall Repayments) set forth in the Earnout Notice to the Sellers within five (5) Business Days of the amount of such Earnout Payment becoming final pursuant to Section 3.3 (each, an “Earnout Payment Date”) in accordance with Section 2.3.

(ii) If Buyer delivers an Earnout Notice stating that an Earnout Payment has been earned pursuant to this Article III, and Buyer has a claim or claims outstanding for Unrecovered Damages or Seller Shortfall Repayments, Buyer shall distribute the Earnout Payment in excess of such claimed Unrecovered Damages or Seller Shortfall Repayments to the Sellers within five (5) Business Days of the amount of such Earnout Payment becoming final pursuant to Section 3.3 in accordance with Section 2.3, and that portion of the Earnout Payment that may be offset as a result of such claimed Unrecovered Damages or Seller Shortfall Repayments in accordance with Section 9.2(d) may be retained by Buyer and, in the case of any Unrecovered Damages, any such amounts in dispute shall either be (A) distributed to the Sellers in accordance with Section 2.3, or (B) permanently retained by Buyer, as the case may be, upon resolution of such dispute in accordance with Section 9.2(d).

(c) Buyer Common Stock. It is acknowledged and agreed that the shares of Buyer Common Stock that may form a part of the Earnout Consideration will not be registered under the Securities Act and will be “restricted securities” within the meaning of Rule 144 under the Securities Act, and that any shares of Buyer Common Stock cannot be sold, transferred or otherwise disposed of unless the resale of such shares is subsequently registered under the Securities Act or an exemption from registration is then available.

(d) Manner of Payment. At the option of and in the sole discretion of the Sellers, subject to the below proviso and to the availability of authorized and unissued shares of Buyer Common Stock, any payments to be made pursuant to this Section 3.1 may be made in either one or the other or any combination of (x) cash and/or (y) that number of shares of Buyer Common Stock equal to the dollar amount of the applicable payment elected by the Sellers to be paid in stock divided by the Buyer Future Stock Price; provided that the aggregate value of Buyer Common Stock (calculated using the Buyer Future Stock Price) included in any such payment shall not exceed fifty percent (50%) of the aggregate value of such payment without the prior written consent of Buyer.

3.2 Earnout Determination. The amount payable in respect of the Earnout Consideration, if any, shall be as follows:

(a) First Tranche Earnout.

(i) $10 million, for the period beginning on January 1, 2027 and ending on December 31, 2027 (the “First Earnout Period”), if the Total Company Revenue for such period equals or exceeds $50 million (the “2027 First Tranche Earnout Payment”).

(ii) $10 million, for the period beginning on January 1, 2028 and ending on December 31, 2028 (the “Second Earnout Period” and together with the First Earnout Period, the “Earnout Periods”), if (i) the Total Company Revenue for such period equals or exceeds $65 million and (ii) the Total Company EBITDA for the Second Earnout Period exceeds $30 million (the “2028 First Tranche Earnout Payment” and, together with the 2027 First Tranche Earnout Payment, the “First Tranche Earnout”).

(b) Second Tranche Earnout.

(i) For the First Earnout Period, the greater of (the “2027 Second Tranche Earnout Payment”):

a) an amount equal to the product of (I) the quotient (expressed as a percentage) of (x) the Total Company Revenue and (y) $250.0 million and (II) $20 million, with the payment being equal to zero ($0) if Total Company Revenue for such period is less than $175.0 million and equal to $26.0 million if Total Company Revenue for such period is greater than or equal to $325.0 million; and

b) an amount equal to the product of (I) the quotient (expressed as a percentage) of (x) the Total Company EBITDA and (y) $85 million and (II) $20 million, with the payment being equal to zero ($0) if Total Company EBITDA for such period is less than $59.5 million and equal to $26.0 million if Total Company EBITDA for such period is greater than or equal to $110.5 million.

(c) For the Second Earnout Period, the greater of (the “2028 Second Tranche Earnout Payment” and, together with the 2027 Second Tranche Earnout Payment, the “Second Tranche Earnout”):

(i) an amount equal to the product of (A) the quotient (expressed as a percentage) of (I) the Total Company Revenue and (II) $300.0 million and (B) $20 million, with the payment being equal to zero ($0) if Total Company Revenue for such period is less than $210.0 million and equal to $26.0 million if Total Company Revenue for such period is greater than or equal to $390.0 million; and

(ii) an amount equal to the product of (A) the quotient (expressed as a percentage) of (I) the Total Company EBITDA and (II) $110.0 million and (B) $20 million, with the payment being equal to zero ($0) if Total Company EBITDA for such period is less than $77.0 million and equal to $26.0 million if Total Company EBITDA for such period is greater than or equal to $143.0 million.

(d) For the purposes of this Section 3.2:

(i) “Intracompany Revenue” means total annual revenue from

a) the Eligible Products and Services provided by the Company to Buyer and/or its controlled Affiliates (other than the Company) and sold to unaffiliated third parties calculated in accordance with the Accounting Principles and consistent with the Company’s past practice; provided that where such Eligible Products and Services are applied to, incorporated or combined with Buyer’s products and services, the revenue attributable to such Eligible Products and Services shall be based on the prices set forth in the Company’s published standard price book (as adjusted from time to time solely through adjustments applied uniformly to unaffiliated customers) (the “Price Book”) and not the price of Buyer’s products and services; provided, further, that to the extent any Eligible Products and Services are not reflected in the Price Book, the prices shall be the same as those paid by third party purchasers of the same goods from the Company; and

b) those Eligible Products and Services provided by the Company to Buyer and its controlled Affiliates (other than the Company) not for sale to unaffiliated third parties of the type reflected in the Price Book, with the revenue calculated based on the applicable prices in the Price Book; provided that to the extent any Eligible Products and Services are not reflected in the Price Book, the prices shall be the same as those paid by third party purchasers of the same goods from the Company.

(ii) “Eligible Products and Services” means the Company products, services, and other offerings listed on Section 3.2(d) of the Disclosure Schedules in existence prior to the Closing and any natural evolutions thereof reflected in the Price Book the primary function of which is semiconductor design and fabrication services, including 2.5D and 3D packaging, hybrid bonding, oxide bonding, thermal compression bonding, interposer fabrication, custom BEoL including additive BEoL memories such as MRAM or RRAM, split-fabrication BEoL, quilt packaging, wafer reconstitution, Metal-Embedded Chip Assembly (MECA) technology, 3DICs, and chiplet integration examples of which are listed on Section 3.2(d) of the Disclosure Schedule.

(iii) “Total Company Revenue” means the sum of (A) total annual revenue from the sales by the Company of the Eligible Products and Services calculated in accordance with the Accounting Principles and (B) Intracompany Revenue.

(iv) “Total Company EBITDA” means, with respect to a given Earnout Period, the net income, of the Company, calculated in accordance with the Accounting Principles, plus, to the extent included as a deduction in calculating the net income, the sum of, without duplication, (i) all income tax expense, (ii) interest expense (net of interest income (including cash and non-cash items)), (iii) amortization expense, depreciation expense and one-time non-cash charges; provided that the revenue taken into account for purposes of determining the net income of the Company shall be the Total Company Revenue.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall the amounts payable, if any, pursuant to this Section 3.2 exceed $20,000,000 with respect to the First Tranche Earnout, $52,000,000 with respect to the Second Tranche Earnout and $72,000,000 in the aggregate.

3.3 Calculation of Earnout Distributions; Seller Representative Objections.

(a) Earnout Reporting. Within forty-five (45) days following the end of each three month period during each Earnout Period, Buyer shall deliver to the Seller Representative a written report setting forth, in reasonable detail, the components of the applicable Earnout Payment calculation for the three-month period then ended and on a cumulative year-to-date basis, including the calculations and backup detail for Total Company Revenue and Total Company EBITDA.

(b) Earnout Distribution. Within 30 days following the end of the month in which any Earnout Period ends, Buyer shall deliver to the Seller Representative a memorandum (an “Earnout Notice”) specifying in reasonable detail the calculation of the amount of the Earnout Payment earned pursuant to Section 3.2, if any, or release owed pursuant to Section 2.8, (if any). Buyer agrees that it will supply any reasonably requested back up or supporting information to the Seller Representative or the Sellers’ accountants on which the Earnout Payment calculations or Seller Repayment calculations are based; provided, however, that the provision of any such back up or supporting information shall be conditioned upon the execution of a confidentiality agreement in a form reasonably acceptable to Buyer. If the Seller Representative provides written notice to Buyer that the Sellers are in agreement with the Earnout Notice, then the Earnout Notice shall become final.

(c) Seller Objection. The Seller Representative shall have thirty (30) days to make an objection (in writing) to any item in an Earnout Notice (the “Seller Earnout Objection”), and such statement must be delivered to Buyer prior to the expiration of such thirty-day (30-day) period. If no Seller Earnout Objection has been delivered to Buyer within such thirty-day (30-day) period, the Earnout Notice shall become final.

(d) Resolution of Conflicts. At any time following delivery of a Seller Earnout Objection, either party may elect to resolve any dispute regarding the Earnout Payment in the manner set forth in Section 2.5(b). With respect to disputes of amounts contained in the Earnout Notice, upon the final determination of such portion of the Earnout Consideration in dispute determined to be due and payable to the Sellers, Buyer shall distribute such portion of the Earnout Consideration, if any, or Sellers shall distribute the Seller Repayment to Buyer, if any, as so finally determined to be payable to Buyer or Seller, as applicable, not theretofore delivered as soon as practicable following such resolution.

(e) Earnout Rights Not Transferable. Other than as necessary for estate planning reasons, no Seller may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration, other than by operation of law.

(f) Operation of the Company. Following the Closing until the expiration of the Earnout Period, Buyer shall, and shall cause its Affiliates, including the Company to not take any action, or omit to take any action, (x) with the primary purpose of or (y) in bad faith with the intent of impairing, reducing, or frustrating the ability of the Sellers to achieve any Earnout Payment. Without limiting the generality of the foregoing, during the Earnout Period, Buyer shall, and shall cause its Affiliates, including the Company to:

(i) operate the Company as a separately tracked business unit, and maintain books and records sufficient to permit the calculation of each Earnout Payment;

(ii) not merge or dissolve the Company with or into Buyer or any of its Affiliates; and

(iii) except for a For Cause Termination, not terminate any Critical Employees and, in the event of a For Cause Termination of a Critical Employee, use its commercially reasonable efforts to replace any such Critical Employee with a suitable replacement in such Critical Employee’s position as promptly as reasonably practicable.

Notwithstanding the foregoing, nothing in this Section 3.3(f) shall require Buyer to operate the Company in any particular manner that would be commercially unreasonable.

3.4 Tax Treatment. Any payment made under this Article III shall be treated for all Tax purposes as purchase price paid in exchange for Company Common Stock (or as an adjustment to such purchase price), to the extent permitted by applicable Law, provided, that, the portion of any payment under this Article III, and any escrow release under Section 2.8, required to be treated as interest under Section 483 or Section 1274 of the Code shall be treated as interest for all Tax purposes.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, with respect to itself, and each Beneficial Owner with respect to each Seller of which such Beneficial Owner is a beneficiary, represents and warrants to Buyer as follows:

4.1 Organization and Authority. Such Seller is duly organized, validly existing and in good standing under the Laws of its formation. Such Seller possesses all requisite authority and power necessary to execute and deliver, as applicable, this Agreement, the Related Agreements to which such Seller is a party and each certificate and other instrument required hereby to be executed and delivered by such Seller pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller, as applicable, of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered pursuant hereto, and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by such Seller pursuant hereto, as applicable, has been duly and validly executed and delivered by such Seller, as applicable, and, assuming the due authorization, execution and delivery by Buyer, as applicable, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts. The execution and delivery of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by such Seller, as applicable, pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Sellers pursuant hereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, in each case, will not (a) conflict with or violate the organizational documents of such Seller or the Company Organizational Documents; (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under any Contract, Permit, Lien or other interest to which such Seller or the Company is a party, by which such Seller is bound or to which the Purchased Shares or any assets of the Company is subject; (c) result in the creation or imposition of any Lien on the Purchased Shares or any assets of the Company; or (d) violate any Laws applicable to such Seller, Company or any of their respective properties or assets. There are no judicial, administrative, or other governmental Actions pending or, to the knowledge of such Seller, threatened, against such Seller that question the Acquisition or the validity of this Agreement or the Related Agreements or violate any Law applicable to the Company or any of its properties or assets, except as would not prevent Buyer from consummating the Acquisition.

4.3 Governmental Filings and Consents. No consent, approval, order or authorization of, or registration, declaration, notice or filing with (each, a “Consent”), any Governmental Authority is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Related Agreements or any certificate or other instrument required to be executed and delivered by such Seller, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby.

4.4 Ownership of the Purchased Shares. Such Seller has good and valid title to, and is the record and beneficial owner of, the shares of capital stock of the Company set forth opposite such Seller’s name on Section 4.4 of the Disclosure Schedule, free and clear of all Liens, and at the Closing shall deliver to Buyer good and valid title to such shares, free and clear of all Liens and Taxes. Neither such Seller nor, to the knowledge of such Seller, any other Person, owns, or has the right to acquire, directly or indirectly, any other Company Securities. Except for the shares of Company Common Stock held beneficially and of record by the Sellers, there are no outstanding Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized, issued or outstanding. Neither such Seller nor any holder of Indebtedness of such Seller nor any prior registered, direct or beneficial holder of the Company Securities held by such Seller, if any, is a party to any voting trust, shareholder agreement, right of first refusal, registration right, proxy or other agreement or understanding with respect to the voting or transfer of any Company Securities.

4.5 Legal Proceedings. There are no Actions pending or, to the knowledge of such Seller, threatened against or by such Seller or any of its Affiliates that challenge or seek to prevent, enjoin, or otherwise materially delay the Acquisition.

4.6 Brokers and Finders. Such Seller has not engaged any brokers, finders or agents in connection with the Purchased Shares, and Buyer has not incurred nor will incur, directly or indirectly, as a result of any action taken by such Seller, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Purchased Shares.

4.7 Investment Representations

(a). If such Seller is receiving shares of Buyer Common Stock in the Acquisition, such Seller makes the following representations and warranties: such Seller (a) is acquiring the Buyer Common Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the shares of Buyer Common Stock, and such Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof; (b) is an “accredited investor” as defined in Rule 501(a) under the Securities Act; (c) has reviewed the representations concerning Buyer contained in this Agreement and has made such inquiry of Buyer as such Seller has deemed appropriate; (d) has sufficient knowledge and experience in finance and business that such Seller is capable of evaluating the risks and merits of its investment in Buyer and such Seller is able financially to bear the risks thereof; (e) has not been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this Agreement and Acquisition; and (f) understands that the shares of Buyer Common Stock issuable in the Acquisition has not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, and that such shares of Buyer Common Stock cannot be sold, transferred or otherwise disposed of unless the resale of such shares is subsequently registered under the Securities Act or an exemption from registration is then available.

4.8 Allocation of Payments. Such Seller has (a) reviewed and understands Section 2.3 and Section 2.7; and (b) acknowledges that such schedules set forth the correct allocation of the Purchase Price and Earnout Consideration under this Agreement.  Such Seller agrees to the allocations in Section 2.3 and Section 2.7 in all respects.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule (it being agreed that disclosures in any section of the disclosure schedule shall qualify (i) the representations and warranties set forth in the corresponding section of this Agreement and (ii) the representations and warranties in any other section of this Agreement to the extent that the relevance of such disclosure to such other representation or warranty is reasonably apparent on its face) delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”) and agreeing and recognizing that all references to the “Company” in this Article V shall include the Company and the Sellers, the Sellers and Robert Patti jointly represent and warrant to Buyer as follows:

5.1 Authority. The Company has all necessary corporate power and authority to execute and deliver, as applicable, this Agreement, the Related Agreements and each certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company, as applicable, of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered pursuant hereto, and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate action on the part of the Company. No corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Related Agreements or any other certificate or instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. This Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, as applicable, has been duly and validly executed and delivered by the Company, as applicable, and, assuming the due authorization, execution and delivery by Buyer, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflicts. The execution and delivery of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Company, as applicable, pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, in each case, will not (a) conflict with or violate the Company Organizational Documents; (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under any Contract, Permit, Lien or other interest to which the Company is a party, by which the Company is bound or to which the Purchased Shares or the assets of the Company are subject; (c) result in the creation or imposition of any Lien on the Purchased Shares or any assets of the Company; or (d) violate in any material respect any Laws applicable to the Company or any of its properties or assets. No material consent, approval, registration, Permit, or authorization of, declaration from, or filing with, or notice to, any Person or Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the Related Agreements and the consummation of the Acquisition, except as set forth in Sections 5.2 or 5.3 of the Disclosure Schedules. There are no judicial, administrative, or other governmental Actions pending or, to the Knowledge of the Company, threatened, against the Company that question the Acquisition or the validity of this Agreement or the Related Agreements. There are no agreements granting to any third party any right of first opportunity or right of first refusal related to any Company assets, Company Intellectual Property, or future revenues or profits of the Company.

5.3 Governmental Filings and Consents. No Consent of any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Company, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for those Consents that if not obtained or made would not be material to the Company and would not prevent, alter the terms of or materially delay the consummation of the Acquisition.

5.4 Organization; Standing. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or other similar power and authority to conduct the business of the Company as currently conducted. The Company is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not be material to the Company. The Company has made available to Buyer true, correct and complete copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and the Company is not in violation of (and has never violated) any provision of the Company Organizational Documents. The operations now being conducted by the Company are not, and have never been, conducted under any other name since the Company’s formation. Section 5.4 of the Disclosure Schedule lists the current directors and officers of the Company.

5.5 Capitalization; Subsidiaries.

(a) Capitalization. The authorized capital stock of the Company consists of 1450 shares of Company Common Stock, 450 shares of which are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are owned, of record and beneficially, by the Sellers. The Sellers do not own, or have the right to acquire, directly or indirectly, any other Company Securities. The Company does not maintain, and has never maintained, any stock option plans or other equity compensation related plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All Company Securities that have ever been issued or granted by the Company have been issued and granted in compliance with all (i) applicable Laws; and (ii) requirements set forth in all applicable Contracts. None of the Company Securities were issued in violation of any preemptive rights or other rights to subscribe for or purchase Company Securities. Except for the shares of Company Common Stock held beneficially and of record by the Sellers, there are no outstanding Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized, issued or outstanding. The Company does not have any obligation (whether written, oral, contingent or otherwise), and the Company has not made any promise or agreed to any other arrangement, to issue any subscription, warrant, option, convertible security or other right, or to issue any Company Securities or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no Contracts, commitments or agreements relating to the voting of, or that provides registration rights with respect to, any Company Securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than the Company Organizational Documents, there are no Contracts between the Company and any holder of its securities or others, or among any holders of its securities, relating to the Acquisition (including rights of co-sale, first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act, or voting of the Company Securities or with respect to board of directors observation, information or redemption rights.

(b) Seller Payments. The payments to the Sellers to be made pursuant to Section 2.3, and are consistent with, do not conflict with or violate the Company Organizational Documents, or violate in any material respect any Laws applicable to any Seller, the Company, or any of their properties or assets or any Contracts to which the Sellers are a party or to which they are bound.

(c) Absence of Certain Rights. There are no co-sale, voting, registration, first refusal, board observation, information or redemption rights applicable to any shares of Company Common Stock that by their terms survive the Closing.

(d) Subsidiaries. The Company does not have, and has never had, any Subsidiaries or ERISA Affiliates, and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any Person or have any obligation to purchase any shares of capital stock of any Person.

5.6 Financial Statements; Internal Controls.

(a) Financial Statements. Attached to Section 5.6(a) of the Disclosure Schedule are the (i) the Company’s audited balance sheets as of June 30, 2025 and June 30, 2024, and the related audited statements of operations, cash flow and stockholders’ equity for each of the twelve (12)-month periods then ended (the “Audited Financials”) and the unaudited balance sheet as of March 31, 2026 (the “Balance Sheet Date”) and the related consolidated statements of operations, cash flow and stockholders’ equity for the nine (9)-month period then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”). The Financial Statements and the Estimated Closing Date Balance Sheet (A) are in accordance with the books and records of the Company; (B) have been prepared in accordance with the Accounting Principles; (C) fairly present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material); and (D) are true, complete and correct. The Company have identified all uncertain Tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

(b) Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide full assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management; and (ii) that transactions are recorded as necessary to (A) permit preparation of financial statements in conformity with the Accounting Principles; (B) maintain accountability for assets; and (C) prevent or timely detect the unauthorized acquisition, use or disposition of the assets related to the Company. Neither the Company nor the Sellers have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or their internal accounting controls or any material inaccuracy in the Company’s financial statements. There have been no reports or instances of Fraud that involve the Company’s management or Employees who have a role in the preparation of the Financial Statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing, during any period covered by the Financial Statements.

5.7 Absence of Changes.

(a) Generally. Since the Balance Sheet Date, no Company Material Adverse Effect has occurred with respect to the Company.

(b) Specific Items.

(i) Without limiting the generality of Section 5.7(a), since the Balance Sheet Date, the Company has not:

a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

b) increased any compensation or fringe benefits by more than 10% payable to, or paid any bonus or granted any increase in severance or termination pay, to any Person or otherwise materially changed any of the terms of employment or service for any of its;

c) entered into any loan or advanced any money or other property with any of its Employees;

d) hired or terminated any employee, consultant or contractor, promoted, demoted, or implemented any other change to the employment status or title of any employee, or removed any director of the Company;

e) entered into any agreement, commitment or obligation to do any of the foregoing.

(ii) Without limiting the generality of Section 5.7(a), since June 30, 2025, the Company has not:

a) mortgaged, pledged or subjected to any Lien any of its properties or assets, tangible or intangible;

b) acquired or disposed of any assets or properties having a value in excess of $100,000 in the aggregate;

c) forgiven or cancelled any debts or claims, or waived any rights, having a value in excess of $5,000 in the aggregate;

d) incurred any capital expenditure or made a commitment in an amount exceeding $100,000 in the aggregate;

e) made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, agreed to or settled any claim or assessment in respect of Taxes, entered into any Contract in respect of Taxes, waived any right to a Tax refund or credit, made or requested any Tax ruling, entered into any Tax sharing or similar Contract or arrangement, entered into any transactions giving rise to deferred gain or loss, entered into any closing agreement in respect of Taxes, filed any amended Tax Return or extended or waived any of the limitation periods applicable to any claim or assessment in respect of Taxes;

f) revalued any of its assets (whether tangible or intangible) related to the Company, including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $25,000 in the aggregate;

g) received notice of any claim or potential claim of ownership, interest or right by any Person other than the Company in any Company Intellectual Property or of infringement, misappropriation, or violation by the Company of any other Person’s Intellectual Property Rights or Technology, and, to the Knowledge of the Company, no Employee has received such notice;

h) sold, licensed, assigned or disposed of, or suffered any Lien placed upon, any Company Intellectual Property;

i) received written notice of any claim or potential claim for the violation of any employment Laws;

j) incurred any damage, destruction or loss any material property or material assets of the Company, whether or not covered by insurance; or

k) entered into any agreement, commitment or obligation to do any of the foregoing.

5.8 Absence of Undisclosed Liabilities. Except as set forth on Section 5.8 of the Disclosure Schedules, the Company has no Liabilities except for current Liabilities that have arisen in the Ordinary Course of Business and that are reflected on the Estimated Closing Date Balance Sheet. The Company has no Indebtedness or off balance sheet Liability of any nature to, or any financial interest in, any third Person the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. Except as set forth on Section 5.8 of the Disclosure Schedules, all reserves that are reflected in the Estimated Closing Date Balance Sheet have been established in accordance with the Accounting Principles, consistently applied, and are adequate. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

5.9 Taxes.

(a) Tax Returns. Except as provided on Section 5.9(a) of the Disclosure Schedules, all Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time to make such filings), and all such Tax Returns are true, complete and correct in all respects. Except as provided on Section 5.9(a) of the Disclosure Schedules, all Taxes payable by or on behalf of the Company (whether or not shown on a Tax Return) have been fully and timely paid. All required estimated Tax payments have been timely made by or on behalf of the Company. The Company has made available to Buyer true, correct and complete copies of (i) all Tax Returns of or including the Company for all Tax periods ending on or after December 31, 2021; and (ii) any audit, report or other similar correspondence issued relating to Taxes of the Company.

(b) Tax Liabilities. Except as set forth on Section 5.9(b) of the Disclosure Schedules, the Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof. Except as set forth on Section 5.9(b) of the Disclosure Schedules, the Company has not incurred any liability for Taxes outside of the ordinary course of business.

(c) Payment. Except as set forth on Section 5.9(c) of the Disclosure Schedules, the Company has complied with all applicable Laws relating to the payment, reporting and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts so withheld.

(d) Employee Taxes. The Company has paid or withheld with respect to Employees and other third Persons all federal, state and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid such Taxes over to the appropriate authorities under all applicable Laws.

(e) Claims. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction.

(f) No Audit. No Tax Return of the Company has ever been audited by any Taxing Authority, and the Company has not been notified of any request for such an audit or other examination. Except as set forth on Section 5.9(f) of the Disclosure Schedules, the Company is not currently delinquent in the payment of any Tax, nor have any deficiencies for any Tax been threatened, claimed, proposed or assessed in writing against the Company that have not been settled or paid. No issue has been raised by any Taxing Authority in any prior examination of the Company that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period. Except as set forth on Section 5.9(d) of the Disclosure Schedules, no adjustment relating to any Tax Returns filed by the Company has been proposed by a Taxing Authority.

(g) Extensions; Waivers. The Company has not (i) agreed to, is required to or has any application pending requesting permission to, make any adjustment pursuant to Section 481 or Section 263A of the Code or any similar provision of any Tax Law; (ii) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax law with respect to the Company; or (iii) except for automatic exclusions, requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid. There is not in effect any waiver by the Company any statute of limitations with respect to any Taxes.

(h) The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date; (B) any prepaid amount or deferred revenue received on or prior to the Closing Date; (C) the use of an incorrect method of accounting, or a change in method of accounting for a Taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481(a) or 263A of the Code (or any corresponding or similar provision of state, local or foreign Law)), (D) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or (E) any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date.

(i) Status. Since its inception, the Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Treasury Regulations Section 1.897-2(b).

(j) No Private Letter Rulings. The Company is not subject to any private letter ruling or comparable rulings of any Taxing Authority.

(k) No Liens. Except as set forth on Section 5.9(e) of the Disclosure Schedules, there are (and immediately following the Closing there will be) no Liens as a result of any unpaid Taxes upon any of the assets of the Company, other than liens for Taxes not yet due and payable.

(l) No Consolidated Group. The Company has not been a member of any consolidated, combined, affiliated, unitary, aggregate or similar group of corporations for any Tax purposes. The Company does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of Law or otherwise. The Company is not, and has never been, a party to or bound by any Tax sharing, allocation, indemnity or similar Contract, nor do they have any obligations under any such agreement.

(m) The Company has never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(n) Absence of Status. The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(o) Tax Shelters; Reportable Transactions. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder or corresponding or similar provision of state, local, or non-U.S. Laws. The Company has not consummated or participated in, and is not currently participating in, a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of any Tax Law.

(p) Transfer Pricing. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing Laws. The Company is in compliance with all transfer pricing Laws in all jurisdictions in which any of them is required to comply with applicable transfer pricing Laws.

(q) No Boycott. The Company has not agreed to refrain from doing business with or in any country or with any individual or entity as a condition of doing business directly or indirectly within a country or with the government, a company or a national of a country or otherwise participated in an “international boycott” within the meaning of Section 999 of the Code (or any corresponding or similar provision of state, local or non-U.S. Laws).

(r) Tax Classification. The Company is, and has been since its incorporation, a C corporation for U.S. and applicable U.S. state and local income Tax purposes and has never elected at any time to be treated as an “S corporation” within the meaning of Sections 1361 or 1362 of the Code. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company. The Company has never owned any interests in an entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(s) Intellectual Property. For all Tax purposes, all of the Company Intellectual Property is beneficially owned by the Company in the United States. The Company has not transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t) Abandoned Property. The Company has complied with all applicable Laws related to escheat or unclaimed or abandoned property, and there is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

(u) Foreign Tax Matters. The Company has in its possession official foreign government receipts for any Taxes paid by them to any foreign Taxing Authorities for which receipts are given by the foreign Governmental Authority.

(v) Tax Incentives. The Company is in compliance in all respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the Acquisition will not have any adverse effect on the continued validity and effectiveness of any Tax Incentive. Section 5.9(v) of the Disclosure Schedule sets forth all Tax Incentives applicable to the Company.

(w) Foreign Taxes. The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(x) Accounting. The Company uses the accrual method of accounting for income tax purposes. The Company is not currently, and for any period for which a Tax Return has not been filed will be, required to include any adjustment in taxable income for any taxable period (or portion thereof) beginning after the date on which Adjustment Time occurs pursuant to applicable Laws as a result of or in connection with the transactions.

(y) 280G. The Company is a “small business corporation,” as defined in Section 1361(b) of the Code (without regard to paragraph (1)(C) thereof) for purposes of Code Section 280G(b)(5)(A)(i) and Treasury Regulation §1.280G-1Q/A-(6)(a)(1) and qualifies for the exemption described in Treasury Regulation §1.280G-1Q/A-5(a)(1). Accordingly, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(z) Section 409A. Each Company Employee Plan that is in whole or in part a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and operated in material compliance with, and the document(s) evidencing such plan comply with, Section 409A of the Code and all guidance and regulations issued thereunder in all material respects. Neither the Company nor any ERISA Affiliate of the Company has any obligation to compensate any individual for any Taxes which may be imposed under Section 409A of the Code.

(aa) The Company has collected all sales and use, value added, goods and services and other similar Taxes required to be collected, and have remitted such amounts to the appropriate Taxing Authority, or have been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax Laws.

(bb) The Company has timely filed all real and business personal property tax returns and has properly reported fixed assets, leased assets, construction in progress, inventory, and other taxable property by situs. All abatements, exemptions, appeals, reassessments, omitted property notices, and disputes are disclosed.

(cc) The Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act which remain outstanding.

(dd) The Company has made available to Buyer true, correct and complete copies of all material documentation relating to any federal general business credits (including any credits under Section 48D of the Code), Indiana redevelopment tax credits, EDGE credits or other federal, state or local tax credits claimed, generated, awarded, sold, transferred, assigned or otherwise monetized by the Company, including any sale, assignment or transfer agreements and purchaser or assignee certifications. Except as set forth on Section 5.9(dd) of the Disclosure Schedules, the Company has not sold, transferred, assigned or otherwise disposed of any such credits. There is no pending or, to the Knowledge of the Company, threatened recapture, clawback, disallowance, reduction, repayment obligation, indemnity obligation, make-whole payment or similar liability with respect to any such credits, including any liability to any purchaser, assignee or other transferee of such credits. The Company has not claimed, used or otherwise taken into account on any Tax Return any Indiana tax credits that were sold, transferred, assigned or otherwise made available to any third party.

5.10 Property.

(a) No Real Property. The Company does not currently own, and has never owned, any real property nor is the Company party to any agreement to purchase or sell any real property.

(b) Real Property Leases. Section 5.10(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Premises”). The Company has provided Buyer with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Premises, including all amendments and modifications thereof (“Real Property Leases”). All such Real Property Leases are in full force and effect with respect to the Company, and, to the Knowledge of the Company, any other party thereto, and are valid and enforceable in accordance with their respective terms. There is not, under any Real Property Leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Knowledge of the Company, any other party thereto. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any Real Property Leases. All security deposits and letters of credit given or received by the Company under the Real Property Leases remain in place in the full amounts required under the Real Property Leases and have not expired, been drawn upon or otherwise applied. The Company has not entered into any agreement, whether written, or oral, to defer rent or any other obligation under any Real Property Leases or with respect to any Leased Premises to any period after the Closing Date and no rent or other obligation under a Real Property Leases or with respect to any Leased Premises has been deferred in such manner. Section 5.10(b) of the Disclosure Schedule sets forth a list of all subleases, licenses or other occupancy agreement by which the Company has permitted the use of any Leased Premises by others (“Company Subleases”). All such Company Subleases are in full force and effect with respect to the Company, and, to the Knowledge of the Company, any other party thereto, and are valid and enforceable in accordance with their respective terms. There is not, under any Company Subleases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Knowledge of the Company, any other party thereto.

(c) Leased Premises.

(i) The Leased Premises are in good operating condition and repair and are suitable for the conduct of the business as presently conducted therein. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

(ii) With respect to each Leased Premises, to the Knowledge of the Company, there are not any pending, current or threatened judicial or administrative actions or actions by adjacent landowners, natural or artificial conditions upon or proposed or pending Laws, ordinances, orders, regulations or requirements, or any other facts or conditions which could have a material adverse effect upon such Leased Premises, the operations of the Company thereon or the value of the Leased Premises. The Company has not received any notice from any insurance company of any defects or inadequacies in any Leased Premises or any part thereof which could materially and adversely affect the insurability of such Leased Premises or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any Leased Premises or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made. With respect to the Batavia Premises and the Odon Premises, (x) each of the buildings, structures and premises located on such Leased Premises is in reasonably good repair and operating condition, are maintained in a manner consistent with standards generally followed with respect to similar properties, are structurally sufficient in all material respects and are suitable for the conduct of the business as presently conducted therein and (y) to the Knowledge of the Company, there exist no structural, soil or other conditions with respect to any real property of the Company that could increase the probability of material damage to any such property as a result of storm, earthquake or other seismic activity. The Leased Premises include all rights, properties and assets necessary to permit the Company to conduct its business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

(iii) To the Knowledge of the Company, there are no pending or threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Leased Premises, or any portion thereof. No Law, ordinance, regulation, encumbrance, Lien, restriction, covenant, condition, restriction, encumbrance or easement is, or as of the date hereof will be, violated by the continued occupancy, maintenance, operation or use of each Leased Premises in its present manner or the consummation of the transactions contemplated by this Agreement. No improvements on or use of the Leased Premises violate any restrictive covenants or easements affecting the Leased Premises. To the Knowledge of the Company, there is no Law, ordinance, order, regulation or requirement now in existence or under active consideration by any government body which could require the owner or tenant of any Leased Premises to make any expenditure in excess of $25,000 to modify or improve such Leased Premises to bring it into compliance therewith.

(iv) There is no pending or, to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Premises or any portion thereof, and to the Knowledge of the Company, there is no any such action currently contemplated.

(d) Section 5.10(b) of the Disclosure Schedule, sets forth a list of all development agreements, tax increment financing (TIF) agreements, tax abatements, utility agreements, and governmental incentive agreements affecting the construction, development, use or operation of any Leased Premises to which the Company, or to the Company’s Knowledge, any owner of any Leased Premises is a party or beneficiary (each, an “Incentive Agreement”). The Company has provided Buyer with true, correct and complete copies of all Incentive Agreements. All such Incentive Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Incentive Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of any party thereto. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Incentive Agreements. No event has occurred that would reduce, claw back, or eliminate the incentives provided under any Incentive Agreements.

5.11 Contracts.

(a) Material Contracts. Section 5.11 of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound:

(i) any Contract or series of related Contracts pursuant to which the Company has made expenditures or payments in excess of $100,000 in the aggregate in the twelve (12) months preceding the date of this Agreement related to the Company and for which the Company has ongoing obligations or rights thereunder, other than Real Property Leases, Company Employee Plans and Employee Agreements;

(ii) any employment contract or commitment with an Employee, other than at-will employment agreements providing no severance or other post-termination benefits;

(iii) any agreement obligating the Company to indemnify any Person, other than (A) Contracts on Standard Form Agreements; (B) Contracts set forth or required to be set forth in Section 5.11(a)(vi) of the Disclosure Schedule and (C) Real Property Leases;

(iv) any Contract for the purchase, lease, license or rental of equipment in excess of $500,000 on a one-time or annual basis (inclusive of any payments which may have been made by the Company);

(v) any Contract that will not expire in accordance with its terms and that the Company may not terminate in its discretion with thirty (30) or fewer days’ notice during the twelve (12)-month period following the date of this Agreement without Liability or other further material obligations, other than (A) obligations pursuant to indemnification provisions in Contracts set forth in Section 5.11(a)(vi) of the Disclosure Schedule; (B) nondisclosure or confidentiality provisions in Contracts entered into in the Ordinary Course of Business; (C) Employee Agreements entered into with Employees that do not differ in any material respect from the Company’s form Employee Proprietary Information Agreement; and (D) Real Property Leases;

(vi) any Contract between the Company and any other Person (other than Standard Form Agreements) under which the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Technology or Intellectual Property Rights of any third Person;

(vii) any In-Bound Licenses and Out-Bound Licenses listed or required to be listed in Section 5.13(e) of the Disclosure Schedule;

(viii) any partner, distributor, reseller, revenue sharing, sales representative or similar Contract;

(ix) any Contract (A) limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property; (B) under which the Company grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person; or (C) otherwise limiting the right of the Company to (1) sell, distribute, provide, make available, or manufacture any products. services, or Technology; (2) charge desired prices for use or distribution of any Company product or service; (3) purchase or otherwise obtain any services or any software or other Technology; or (4) grant reseller or distribution rights to third Parties;

(x) any Contract restricting the ability of the Company or, to the Knowledge of the Company, any of its Employees hire or solicit potential Employees;

(xi) all Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Intellectual Property Rights (other than nonexclusive licenses to Company Intellectual Property granted by the Company in the Ordinary Course of Business and that do not otherwise grant any exclusive rights);

(xii) all Contracts pursuant to which the Company has agreed to transfer or sell rights in or with respect to any Technology or Intellectual Property Right that is or was Company Intellectual Property;

(xiii) any Contract providing for the development of any Technology, independently or jointly, by or for the Company, including any invention assignment or similar Contract between the Company and an Employee that is not on the Company’s standard form;

(xiv) (A) any (1) Contract of the Company evidencing Indebtedness to any Person; (2) capitalized lease obligation; or (3) commitment to provide any of the foregoing; or (B) any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xv) any Contract for the past (within the past three (3) years), present or future disposition of any portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or, as relates to the business of the Company, or the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xvi) any Contract relating to the formation, creation, operation, management, or control of a joint venture, partnership, or other similar arrangement with one or more Persons;

(xvii) any referral, affiliate marketing, joint marketing or similar Contract;

(xviii) any settlement agreement of the Company that relates to the Company or the business of the Company with ongoing obligations;

(xix) any Contract with any Governmental Authority or any subcontract to any Contract with any Governmental Authority involving payments to the Company of $350,000 or greater;

(xx) any Contract with any Company Top Customer;

(xxi) any Contract with any Company Top Supplier;

(xxii) any Contract between the Sellers and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Purchased Shares;

(xxiii) any Real Property Lease;

(xxiv) any Incentive Agreement; and

(xxv) any other Contract, undertaking or agreement not listed in Section 5.11(a) of the Disclosure Schedule that is otherwise material to the business of the Company.

(b) Validity. Each Contract set forth in Section 5.2 of the Disclosure Schedule, Section 5.10 of the Disclosure Schedule, Section 5.11(a) of the Disclosure Schedule, Section 5.12(a) of the Disclosure Schedule, Section 5.13 of the Disclosure Schedule, Section 5.14 of the Disclosure Schedule, Section 5.15(c) of the Disclosure Schedule, Section 5.15(d) of the Disclosure Schedule, Section 5.23 of the Disclosure Schedule or Section 5.25(b) of the Disclosure Schedule (such Contracts, together with each Contract required to be set forth in such Sections of the Disclosure Schedules in order to make the representation and warranty corresponding thereto true and complete, whether or not actually disclosed therein, a “Material Contract”) is a valid and binding agreement of the Company and is in full force and effect in accordance with its terms. The Company has complied in all material respects with the provisions of each Material Contract, and is not in default or material breach under the terms of any Contract (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance that would, upon receipt of notice or with the passage of time, constitute a default or give rise to a right of termination). The consummation of the Acquisition will not give rise to any such default or material breach. To the Knowledge of the Company, there currently exist no facts or circumstances that would serve as a basis for any default or material breach of any Contract to which the Company or is a party. The Company has not failed to satisfy (and no Person has claimed or, to the Knowledge of the Company, threatened to claim that the Company has failed to satisfy) any service level requirement, minimum performance guaranty or similar commitment or arrangement under any Contract to which the Company is a party or by which the Company or any of its assets is bound, and, to the Knowledge of the Company, there is no basis for such a claim. The Company has not in the past three (3) years provided, and, to the Knowledge of the Company, there is no reason why the Company will be required to provide, any material refund, credit, or other compensation or allowance to any Person under any Contract to which the Company is a party or by which the Company or any of its assets is bound. No other party to any Material Contract is in material default or breach of such Material Contract. The Company has not amended or waived in any material respect, granted any material consent under, or released or assigned any material right to any claims under, any Material Contract, or received notice of termination by a third party with respect to any Material Contract.

5.12 Employee Benefit Plans and Compensation.

(a) Employee Plans. Section 5.12(a) of the Disclosure Schedule contains a true, correct and complete list of each Company Employee Plan and each Employee Agreement, other than (i) Employee Agreements entered into with former or retired employees and pursuant to which the Company has no outstanding obligations or Liability; and (ii) offer letters for at-will employment, forms of which have been made available to Buyer and are listed on Section 5.12(a) of the Disclosure Schedule, entered into between the Company, on the one hand, and any Employee, on the other hand, in the Ordinary Course of Business and that do not provide for severance or other change in control related benefits (other than as required by applicable Law) or otherwise deviate from the forms in any material respect. The Company has not made any plan or commitment to (A) establish or enter into any new Company Employee Plan or Employee Agreement; or (B) modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing or as required by this Agreement).

(b) Documents. The Company has made available to Buyer (i) true, correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan’s assets; (iv) the most recent summary plan description together with any summary of material modifications thereto required under ERISA or by any other applicable Law with respect to each Company Employee Plan; (v) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material to any Employee(s) relating to any Company Employee Plan and any proposed Company Employee Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedule, or other events that could result in any material Liability to the Company; (vii) all material correspondence to or from any Governmental Authority relating to any Company Employee Plan; (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) all non-discrimination tests, reports and summaries thereof for each Company Employee Plan for the three most recent plan years, if required; and (x) the most recent IRS (or any other applicable Taxing Authority) determination or opinion letter issued with respect to each applicable Company Employee Plan.

(c) Employee Plan Compliance. In all material respects, the Company has performed all obligations required to be performed by it under, is not in default or violation of, and, to the Knowledge of the Company, there is no default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, obtained a favorable determination, notification, advisory or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is reasonably expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Except as set forth in Section 5.12(c) of the Disclosure Schedule, each Company Employee Plan and each Employee Agreement can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Buyer, the Company or their respective Subsidiaries or ERISA Affiliates (other than (A) Liabilities not exceeding $15,000 in the aggregate; (B) non-material Liability required by applicable Law; or (C) ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor or any other Governmental Authority with respect to any Company Employee Plan. The Company is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and has timely made all contributions and other material payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan, Funded Welfare Plans or MEWAs. The Company has never maintained, established, sponsored, participated in or contributed to any (i) “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “funded welfare plan” within the meaning of Section 419 of the Code; or (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.

(e) No Self-Insured Plan. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies), but excluding a health flexible spending account or dependent care spending account.

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company has not at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance or health benefits to any Employee (or his or her eligible beneficiaries) for any reason, except as may be required by COBRA or other applicable Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee or other Person would be provided with life insurance, health benefits after termination of employment, except to the extent required by COBRA or other applicable Law.

(h) Effects of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting (except as required under Section 411(d)(3) of the Code), distribution, increase in benefits or obligation to fund benefits.

(i) International Employee Plan. No Company Employee Plan has been adopted or maintained by the Company, whether informally or formally, or with respect to which the Company will or may have any Liability, for the benefit of Employees who perform services outside the United States.

5.13 Intellectual Property.

(a) Technology. All Company Technology was developed solely by either (i) employees of the Company acting within the scope of their employment; or (ii) contractors, consultants or other Persons who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company.

(b) Registered Intellectual Property. Section 5.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company (“Company Registered Intellectual Property”), indicating for each item of Company Registered Intellectual Property, the registered owner, filing date, expiration date, registration or application number and the applicable filing jurisdiction.

(c) Transferability of Company Intellectual Property. Upon and immediately after the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by the Company (as wholly owned by Buyer) without restriction and without payment of any kind to any third party.

(d) Title to and Enforceability of Company Intellectual Property. The Company is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens, and has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation thereof. No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company. The Company Intellectual Property Rights are valid, sustaining and enforceable. The Company has not permitted any material Technology or material Intellectual Property Right that is or was Company Intellectual Property to enter into the public domain (except for information that the Company intentionally has made publicly available in the ordinary course of business). The Company has not transferred full or partial ownership of, or granted any exclusive license with respect to, any material Company Intellectual Property that is or was Company Intellectual Property.

(e) In-Licenses and Out-Licenses. Section 5.13(e)(i) of the Disclosure Schedule lists (i) all Inbound Invention Assignment Agreements; and (ii) all In-Licenses, other than Incidental Inbound Licenses and Software licenses for commercially available off-the-shelf software. Section 5.13(e)(ii) of the Disclosure Schedule lists all Out-Licenses, other than Ordinary Course Licenses.

(f) Standard Form Agreements. Copies of the Company’s standard forms of (i) customer agreements; (ii) purchase order terms; (iii) distributor, reseller, or referral agreements; and (iv) confidentiality or nondisclosure agreements (collectively, the “Standard Form Agreements”) have been made available to Buyer.

(g) No Infringement. The Company has never infringed, misappropriated, violated or otherwise made unlawful use of the Intellectual Property Rights of any other Person. The operation of the business of the Company as previously conducted and currently conducted by the Company, and when conducted in substantially the same manner by the Company following the Closing, including the design, development, delivery, promotion, provision, operation, support and maintenance of the Company products and services, has not, does not and will not infringe, misappropriate, violate or make unlawful use of any Intellectual Property Rights of any Person, violate any right of any Person, or constitute unfair competition or trade practices under any Laws. The Company has not received notice from any Person claiming that such operation or any action by the Company, any Company product or service or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, makes any unlawful use of any Technology or Intellectual Property Rights of any Person, violates the rights or any Person or constitutes unfair competition or trade practices pursuant to the Laws of any jurisdiction (nor, to the Knowledge of the Company, is there any basis therefor). The Company has never obtained a written opinion of counsel regarding any possible infringement, misappropriation, violation or unlawful use of another Person’s Intellectual Property Rights by the Company or the validity or enforceability of another Person’s Intellectual Property Rights relating to the business of the Company.

(h) Third Party Rights. No third party that has licensed Intellectual Property Rights or provided any Technology to the Company has retained or been assigned an ownership interest in or any exclusive license to any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company that are, or at the time of such retention or assignment were, material to the business of the Company.

(i) Effects of Transactions. Neither this Agreement nor the Acquisition will cause or result in, pursuant to Contracts to which the Company is a party: (i) Buyer or any of its Affiliates (other than the Company) granting to any third party any license under Intellectual Property Rights; (ii) Buyer or any of its Affiliates (other than the Company) granting or being bound by any exclusive rights, noncompetition rights, rights of first refusal, rights of first negotiation, or similar rights; or (iii) Buyer or any of its Affiliates (including the Company) to be obligated to pay any royalties, fees, or other consideration with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company in the absence of this Agreement or the consummation of the Acquisition.

(j) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing, misappropriating, violating or otherwise making unlawful use of any Company Intellectual Property, or has done so previously. The Company has taken commercially reasonable security measures, in accordance with standard industry practice, including measures designed to protect against unauthorized disclosure, to protect the secrecy, confidentiality, and value of Know-How included in the Company Intellectual Property or which a third party has provided to the Company under an obligation of confidentiality, including requiring each Person with access to such Know-How, to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status.

(k) Proprietary Information Agreements. Copies of the Company’s standard form of Employee Agreement containing any assignment or license of Intellectual Property Rights (collectively, the “Employee Proprietary Information Agreements”) and the Company’s standard form of professional services, development, consulting, or independent contractor agreements containing any assignment or license of Intellectual Property Rights (the “Consultant Proprietary Information Agreements”) are each attached to Section 5.13(k) of the Disclosure Schedule. All current and former Employees of the Company have executed the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement without excluding or reserving any Technology or Intellectual Property Rights related to or necessary for the business of the Company as currently conducted or as currently proposed to be conducted.

(l) Confidential Information. The Company has taken reasonable steps designed to protect the confidentiality of its trade secrets and other Confidential Information and those of any third Persons that have been provided to the Company. In the three (3) year period prior to the Closing Date: (i) there has been no loss, or unauthorized access, or disclosure of any Confidential Information; (ii) no Confidential Information has been authorized to be disclosed or has been actually disclosed by the Company to any Person other than pursuant to a written confidentiality Contract or legal or professional duty of confidentiality restricting the disclosure and use of such Confidential Information that is, where applicable, consistent with the Company’s contractual or other restrictions with respect to the applicable Confidential Information, unless otherwise required by applicable Law or legal process; and (iii) neither the Company, nor, to the Knowledge of the Company, any other Person acting on the Company’s behalf have misappropriated or violated any contractual obligation with respect to, the Confidential Information (including trade secrets) of any third Person.

(m) Government Rights. Except and otherwise disclosed at Section 5.13(m) of the Disclosure Schedule, no funding, facilities or resources of a government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Company Intellectual Property in a manner that has resulted in such entity retaining any claim of ownership or right to use any such Company Intellectual Property. No rights have been granted to any government, university, college, other educational institution, multi-national, bi-national or international organization or research center with respect to any Company Intellectual Property.

(n) Use of Open Source Software. The Company has not used software that is licensed under an Open Source License (“Open Source Software”) in any manner that (i) requires the disclosure or distribution of any Company Source Code (other than such unmodified Open Source Software); (ii) requires the licensing of any Company Intellectual Property Rights for the purpose of making derivative works; (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iv) creates, or purports to create, obligations for the Company with respect to any Company Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Company Intellectual Property Rights; or (v) imposes any other material limitation, restriction or condition on the right of the Company to use or distribute any Company Intellectual Property. With respect to any Open Source Software that is or has been used by the Company, the Company has been and is in compliance with all applicable licenses with respect thereto.

(o) Source Code. Neither the Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, or agreed to disclose, deliver or license to any Person, any Company Source Code, except for disclosures to Employees pursuant to agreements that prohibit use and disclosure except for use in the performances of services to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will or could reasonably be expected to result in the delivery, license or disclosure of any Company Source Code to any third party.

(p) Privacy and Data Processing. The Company and, to the Knowledge of the Company, all third Persons acting on behalf of the Company that have access to or otherwise Process Company Data (“Processors”) comply, and at all times during the three (3) year period prior to the Closing Date have complied, in all material respects with all applicable Data Processing Obligations in the conduct of the business of the Company. Except for open privacy-related requests that the Company is currently working to address within the timelines established by applicable Data Processing Obligations, there are no material unresolved written privacy-related requests to the Company from individuals to whom Company Data relates seeking to exercise any right under any Data Processing Obligation. The execution, delivery and performance of this Agreement by the Company, and the transfer of all Company Data to Buyer in connection with the same, will not violate any applicable Data Processing Obligation in any material respect. Copies of all current and prior published, public-facing Data Processing Policies in effect during the three (3) year period prior to the Closing Date have been made available to Buyer. No disclosures contained in any Data Processing Policy have been inaccurate, misleading, deceptive or in violation of applicable Data Processing Obligations in any material respect. There is no, and has been no, written complaint to, or, to the Knowledge of the Company, oral notice to, or any audit, proceeding, or formal investigation by, any Governmental Authority regarding, or claim pending against, the Company or any of its Processors (in the case of Processors, to the extent relating to the Company) by any Person during the three (3) year period prior to the Closing Date, in each case with respect to the Processing of Company Data, privacy, security, or data protection.

(q) Security. The Company has, during the three (3) year period prior to the Closing Date, implemented, maintained, and monitored (as applicable) reasonable and appropriate plans, policies, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all Systems and Company Data. The Company’s security plans, policies, and measures comply, during the three (3) year period prior to the Closing Date have complied, in all material respects, with all applicable Data Processing Obligations. The Company has, during the three (3) year period prior to the Closing Date, implemented and maintained reasonable and appropriate disaster recovery and business continuity plans, procedures and facilities for its business and all Systems and Company Data. The Company has remediated, in all material respects, all critical- and high-severity privacy, data protection, and security gaps and vulnerabilities identified by or to the Company during the three (3) year period prior to the Closing Date, including in any review or assessment conducted by or for the Company. During the three (3) year period prior to the Closing Date, (i) the Company has not experienced any material breach, ransomware attack, denial of access attack, denial of service attack, hacking, or similar security-related event with respect to any System or Company Data, and (ii) there has been no accidental, unlawful, or unauthorized access to, or other Processing of, Company Data (each, a “Security Incident”). The Company has not notified, nor been required under any Data Processing Obligation to notify, any Governmental Authority or any other Person in relation to any Security Incident or actual or alleged violation of any Data Processing Obligation.

5.14 Insurance. Section 5.14 of the Disclosure Schedule contains a true, correct and complete list of all insurance policies maintained by or on behalf of the Company, and the Company has made available all such policies to Buyer. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured and limit of liability. Such policies are in full force and effect, and the Company has complied in all material respects with the provisions of such policies. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits of any such insurance policy. To the Knowledge of the Company, there is no claim by the Company pending under any of such insurance policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such insurance policies. All premiums due and payable under all such insurance policies have been paid. To the Knowledge of the Company, there has been no threatened termination of any such insurance policy. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

5.15 Personnel.

(a) Results of the Acquisition. None of the execution and delivery of this Agreement, the consummation of the Acquisition or any termination of employment or service (or constructive termination or other change) in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) except as set forth on Section 5.15(a) of the Disclosure schedule, result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Employee; (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company to any Employee; (iii) result in the acceleration of the time of payment or vesting or obligation to fund any such benefits, except as required under Section 411(d)(3) of the Code; (iv) increase the amount of compensation or benefits due to any Employee; or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Employee.

(b) Compliance with Laws. The Company is in compliance in all material respects with all Laws respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act. The Company has not engaged any employee whose employment would require special licenses or permits. The Company has withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries and other payments to Employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees. The Company does not have any Liability with respect to any misclassification of any (i) Employee as an independent contractor rather than as an employee; (ii) Employee leased from another employer; or (iii) Employee currently or formerly classified as exempt from overtime wages. The Company is not liable for any material payment to any trust, other fund or any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business). There are no unwritten policies or customs that, by extension, could impose a contractual or other legal obligation to pay any Employee(s) benefits in addition to those to which they are entitled pursuant to applicable Laws (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). The Company has not engaged any consultants or freelancers who, according to applicable Laws, would be entitled to the rights of an employee in respect of the Company, including rights to severance pay, vacation, and other employee-related statutory benefits. The Company is not a party to a conciliation agreement, consent decree or other Contract, agreement or order with any Governmental Authority. There never has been, and there are not currently any controversies pending or, to the Knowledge of the Company, threatened between the Company any of its Employees or other service providers that have or have threatened to result in an Action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c) Severance Payments.

(i) Section 5.15(c)(i) of the Disclosure Schedule contains a true, correct and complete list of all severance Contracts, Company Employee Plans, Employee Agreements and Contracts providing for any Change in Control Payment to which the Company is a party or by which the Company or any of its or assets is bound.

(ii) Except for the severance Contracts, Company Employee Plans, Employee Agreements and Contracts listed on Section 5.15(c)(i) of the Disclosure Schedule, the Company does not have any obligation to pay any amount or provide any benefit to any Employee or officer that would constitute a Change in Control Payment, other than obligations for which the Company has established a reserve for such amount on the Estimated Closing Date Balance Sheet.

(d) Labor Matters. There are no collective bargaining agreement, labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) or similar Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound with respect to any Employee or other service provider, and no such collective bargaining agreement or other union Contract is being negotiated by the Company. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Employee or other service provider of the Company. There are no activities or proceedings of any labor union to organize any Employees. There is no labor dispute, concerted refusal to work overtime, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened or reasonably anticipated that may interfere with the respective business activities of the Company. The consummation of the Acquisition will not entitle any Person (including any works council, trade union or other labor relations entity) to any payments under any labor Contract or require the Company to consult with, provide notice to or obtain the consent or opinion of any union, works council or other labor relations entity. Neither the Company nor, to the Knowledge of the Company, any Employee has committed any unfair labor practice within the meaning of the National Labor Relations Act, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(e) Employee Information. Section 5.15(e) of the Disclosure Schedule contains a table setting forth the name, employing entity, location, hiring date, exempt/nonexempt status, annual salary, commissions and bonus targets for the current fiscal year and any commissions or bonuses earned during the current fiscal year that remain unpaid, and accrued but unpaid vacation balances of each current employee of the Company as of the date of this Agreement. To the Knowledge of the Company, no employee listed on Section 5.15(e) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(f) Consultant Information. Section 5.15(f) of the Disclosure Schedule contains a table setting forth a true, correct and complete list of all current consultants, advisory board members, and independent contractors of the Company, and for each the initial hire date or date of the engagement, termination date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided and the specific entity for whom they provide services.

(g) WARN Act. The Company is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), and any similar state or local Law. The Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business. There has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company. The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act. The Company has not caused any of its Employees to suffer an “employment loss” (as defined in the WARN Act) that triggers the WARN Act during the ninety (90) day period prior to the Closing Date. No termination prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state, local or foreign Law.

(h) No Prohibited Communications. The Company has not sent any written communications (including electronic communications) to its Employees regarding this Agreement or the Acquisition other than written communications previously approved by Buyer in writing for distribution to Employees.

5.16 Litigation. Except as set forth on of Section 5.16 of the Disclosure Schedules, there is no (a) Action pending or threatened or reasonably anticipated against the Company or any of its properties or assets related to the business of the Company, or the Acquisition; (b) governmental inquiry or investigation pending or threatened or reasonably anticipated against the Company or any of its properties or assets related to the business of the Company (including any inquiry as to the qualification of the Company to hold or receive any license or Permit); (c) any Actions pending, threatened or reasonably anticipated against any Related Party of the Company in connection with the business of the Company; or (d) to the Knowledge of the Company, facts or circumstances that could form the basis of any Action against the Company or the business of the Company. The Company is not subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company. There is no Action by the Company pending, threatened or reasonably anticipated against any other Person. Except as set forth on of Section 5.16 of the Disclosure Schedules, the Company has not in the past three (3) years been a party to an Action. The Company has not received written notice from any Person who has a contractual right or a right pursuant to Law to indemnification from the Company of any Action pending or threatened against such Person which would reasonably be expected to result in material liability to the Company.

5.17 Environmental Matters. The Company is and has been in compliance with all Environmental Laws except those without any material or adverse effect. The Company has not in the past five (5) years received any written notice of any noncompliance of their past or present operations with Environmental Laws except those without any material and adverse effect. The Company holds all permits required for their current operations. No notices or Actions are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental Law by the Company. The Company has not (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances; (ii) distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances; (iii) arranged for the disposal, discharge, storage or release of any Hazardous Substances; or (iv) exposed any Employee or other Person to any Hazardous Substances in each case so as to give rise to any material Liability or corrective or remedial obligation under any Environmental Law. To the Knowledge of the Company, there has not been any release of any Hazardous Substance on, upon, into or from any site currently or previously owned, leased or otherwise used by the Company. There have been no Hazardous Substances generated by the Company that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States. To the Knowledge of the Company, there are no underground storage tanks or back-up emergency generators located on, asbestos containing materials located at, or any polychlorinated biphenyls or polychlorinated biphenyl-containing equipment used or stored on any site owned, leased or otherwise used by the Company. The Company has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party for, or otherwise assumed, any Liabilities arising out of any Environmental Law or the Hazardous Substance related activities of the Company or any other Person. To the Knowledge of the Company, the transactions contemplated hereby will not trigger, require, or give rise to any (i) site investigation, monitoring, reporting, notification, risk assessment, or corrective action; (ii) any cleanup, remediation, removal, abatement or response action with respect to the Leased Premises or any other assets or real property of the Company. The Company has made available to Buyer true, correct and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession or control of the Company, or to the Knowledge of the Company, any of its Representatives.

5.18 Compliance with Laws.

(a) Compliance with Laws. The Company is, and has been for the past five (5) years, been, in compliance in all material respects with, and the Company has not received any written notices of violation with respect to, any Law with respect to the conduct of its business or the ownership or operation of its business. The Company is not under investigation with respect to, has not been threatened in writing to be charged with and has not been given written notice of any violation of any Law, and there are no facts or circumstances that could form the basis of any such investigation, charge or notice of violation of Law.

(b) Sanctions. (a) Since April 24, 2019, the Company has complied in all material respects with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States and any other applicable jurisdiction (collectively, “Sanctions”). (b) None of the Company, any of its Affiliates, or its directors, officers, Employees or other Person associated with or acting on its behalf is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (“Restricted Countries”); (ii) owned or controlled by the government of a Restricted Country; or (iii) designated on a sanctioned parties list administered by the United States any other applicable jurisdiction, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List and Sectoral Sanctions Identification List and the U.S. Commerce Department’s Denied Persons List, Entity List and Military End-User List (collectively, “Designated Parties”); or (iv) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party (collectively, “Sanctioned Parties”). (c) In the past three (3) years, none of the Company, its subsidiaries, or any of their respective officers, directors, or employees: (i) has been the subject or target of any prosecution, other formal enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions violations.

(c) Export Controls. The Company has complied with applicable provisions of U.S. export control laws and regulations, including the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations (“ITAR”), and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”). Without limiting the foregoing: (a) the Company has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) the Company is in compliance in all material respects with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to Knowledge of the Company, threatened claims or investigations against the Company with respect to Export Control Laws; and (d) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims. Section 5.18(c) of the Disclosure Schedule sets forth a complete list of the products and technologies designed, developed, or produced by the Company and the applicable export classification for each such product or technology.

(d) Anti-Corruption. The Company and its Affiliates (including any of their officers, directors, employees, and, to the Knowledge of the Company, agents or other Person acting on their behalf) have at all times been, and are currently, fully in compliance with all applicable Anti-Corruption Laws. Neither the Company nor any of their Affiliates (including any of its officers, directors, employees, or to the Knowledge of the Company, agents or other Person acting on their behalf) has, directly or indirectly, provided, offered, authorized, or promised to provide any unlawful contributions, gifts, entertainment or other unlawful expenses or other unlawful expenses, contribution, bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws. None of the Company and its Affiliates (including any of their officers, directors, employees, or, to the Knowledge of the Company, agents or other Person acting on their behalf) have offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to a Governmental Official, for purposes of (i) influencing any act or decision of any Person, or such Governmental Official in their official capacity, (ii) inducing any Person or such Governmental Official to do or omit to do any act in violation of their lawful duty, (iii) securing an improper advantage or (iv) inducing such Person or Governmental Official to use their influence improperly including with a Governmental Authority to affect or influence any act or decision, including of such Governmental Authority, in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person. There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements or Actions against the Company or any of its or their Affiliates with respect to any Anti-Corruption and Anti-Bribery Laws, and there is no known basis therefor. Neither the Company nor its Affiliates have ever received an allegation, whistleblower complaint, or conducted any investigation regarding Anti-Corruption Laws. The Company has established and maintained a compliance program and reasonable internal controls, procedures and written policies to ensure the Company and its controlled Affiliates (including any of their officers, directors, employees, agents or other Person associated with or acting on their behalf) do not violate the Anti-Corruption Laws.

(e) Outbound Investment Security Program. The Company (1) either is not (i) a “person of a country of concern” (as defined in the rules set forth at 31 C.F.R. Part 850, as implemented or revised from time to time (“Outbound Investment Rules”)); or (ii) engaged in any “covered activities” (as defined in the Outbound Investment Rules); and also (2) is not a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Rules).

(f) Data Security Program. The Company is not a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”). Since April 8, 2025, the Company has not engaged in or directed any “covered data transaction” as that term is defined in the DSP, except in compliance with the DSP.

5.19 Government Contracts.

(a) Section 5.19(a) of the Company Disclosure Schedule sets forth a list of each active Government Contract and Government Bid involving payments to the Company of $350,000 or greater.

(b) Since January 1, 2020, with respect to each Government Contract or Government Bid, (i) the Company has complied in all material respects with all terms and conditions thereof; (ii) no written notice has been received by the Company asserting that the Company or any director, officer or employee of the Company, is in material breach or violation of any Law or contractual requirement; (iii) no written notice of termination, cure notice or show-cause notice has been received by the Company; (iv) the Company is not currently conducting any internal audit with respect to any violation of any Government Contract; and (v) each Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with its terms.

(c) Since January 1, 2020, (i) no Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute against the Company relating to a Government Contract; (ii) nor is the Company currently asserting in writing any claim or initiating any dispute or bid or award protest proceeding directly or indirectly against any such party concerning any Government Contract or Government Bid.

(d) Neither (i) the Company nor any of its shareholders, members, officers, or directors, nor (ii) any of its employees is debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any of its predecessors, shareholders, members, officers, directors, managers or employees.

(e) To the Knowledge of the Company, no reasonable basis exists to give rise to a claim by a Governmental Authority for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Government Contract or Government Bid.

(f) Neither any Governmental Authority nor any prime contractor, subcontractor or other Person or entity has notified the Company in writing or, to the Knowledge of the Company, orally that it has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract.

(g) All facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of Company in connection with any Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date.

(h) Any representation made by the Company in connection with a Government Contract or Government Bid that the Company (i) was eligible for award under the Small Business Innovation Research program or (ii) qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) Concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (collectively, a “Preferred Bidder Status”), was current, accurate, and complete in all respects at all relevant times.

(i) To the Knowledge of the Company, no cost in excess of $10,000 incurred by the Company pertaining to a Government Contract has been questioned in writing by any Governmental Authority, is the subject of any audit (other than routine audits and similar inquiries) or is under investigation or has been disallowed by any Governmental Authority.

(j) The Company has not made a voluntary disclosure to any Governmental Authority with respect to any suspected, alleged or possible breach, violation, irregularity mischarging, misstatement or other act or omission arising under or relating to any Government Contract or Government Bid.

(k) No payment in excess of $10,000 due to the Company pertaining to any Government Contract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto.

(l) With respect to any ongoing Government Contract or completed Government Contract under which final payment was received by the Company within three years prior to the date hereof, the Company does not have credible evidence that a Principal, Employee, Agent or Subcontractor (as such terms are defined by the Federal Acquisition Regulation (FAR)) of Company has committed a violation of United States federal criminal Laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company has not conducted, nor is the Company presently conducting, an investigation to determine whether credible evidence exists that a Principal, Employee, Agent or Subcontractor (as such terms are defined by the FAR) of the Company has committed a violation of United States federal criminal Laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act.

(m) With respect to any ongoing Government Contract or completed Government Contract under which final payment was received by the Company within three years prior to the date hereof, the Company does not have credible evidence of any significant overpayment(s) on such Government Contract, other than overpayments resulting from a contract financing payment as defined in FAR 32.001, and the Company has not conducted and are presently conducting an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Government Contract, other than overpayments resulting from a contract financing payment as defined in FAR 32.001.

(n) None of the Company nor any of its directors, officers or Principals (as such term is defined by the FAR) are or has been under indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract with a Governmental Authority and the Company has not entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract with a Governmental Authority.

(o) All sales representatives who assist the Company in soliciting or obtaining Government Contracts are bona fide employees or bona fide agencies as defined in FAR 52.203-5.

(p) All past performance evaluations received by the Company in the past three years from a Governmental Authority in relation to a Government Contract have been satisfactory or better.

(q) The Company has the capacity, facilities and personnel necessary to deliver in a timely fashion all outstanding obligations under each active Government Contract.

(r) Each Company employee formerly employed by a Governmental Authority in the past three years (a “Former Government Employee”) and the Company are in compliance with all Laws regarding post-employment conflict of interest restrictions applicable to such Former Government Employees.

(s) No Governmental Authority nor any prime contractor or subcontractor has ever provided the Company with any notice alleging that the Company has an actual, apparent or potential organizational conflict of interest as defined in FAR Subpart 9.5.

(t) No Government Contract requires the Company to have a facility security clearance, any Company employee to have a personnel security clearance, or otherwise requires access to classified information.

(u) To the extent applicable to the Company’s business, the Company’s information systems comply with the applicable security requirements in National Institute of Standards and Technology (NIST) Special Publication 800-171, rev 2, “Protecting Controlled Unclassified Information in Nonfederal Information Systems”. The Company has provided all information required to be submitted to the Supplier Performance Risk System.

(v) All steps required under any Government Contract and applicable Law have been taken to assert, protect and support rights in technical data, computer software, computer software documentation, Inventions and other Technology or Intellectual Property Rights so that no more than the minimum rights or licenses required under applicable Law and Government Contract terms will have been provided to the receiving party or the Governmental Authority. Without limiting the foregoing, the Company has timely disclosed and elected title to all subject Inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, maintained (and continues to maintain) records sufficient to justify the validity of all such assertions, received express acceptance of any applicable commercial licensing terms, and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other Technology or Intellectual Property Rights delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Authority, prime contractor or higher-tier subcontractor has challenged or, to the Knowledge of the Company, has any basis for challenging, the markings and rights asserted by the Company.

5.20 Permits. Section 5.20 of the Disclosure Schedule sets forth each Permit that is required for the operation of the business of the Company, as applicable, as currently conducted (collectively, the “Company Permits”), and each such Company Permit is in full force and effect. The Company is in material compliance with all such Company Permits. As of the date of this Agreement, to the Knowledge of the Company, no suspension, cancellation, modification, revocation or nonrenewal of any Company Permit is pending or threatened in writing or orally.

5.21 Banking Relationships. Section 5.21 of the Disclosure Schedule contains a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company has an account, safe deposit box or other arrangement, and the names of all Persons authorized to draw on or who have access to such account, safe deposit box or other arrangement as the date of this Agreement. There are no outstanding powers of attorney executed by or on behalf of the Company. All cash and cash equivalents of the Company are held in accounts in the name of the Company and are scheduled on Section 5.21 of the Disclosure Schedule.

5.22 Books and Records, Complete Copies. The Company has made available to Buyer true, correct and complete copies of (a) each Material Contract and (b) permits, orders and material consents issued by any regulatory agency with respect to any securities of the Company and all applications for such permits, orders and consents.

5.23 Brokers and Finders. Other than Needham & Company, LLC, the Company has not incurred, or will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Acquisition, and Buyer will not incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

5.24 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, this Agreement or the Acquisition.

5.25 Certain Relationships and Related Transactions.

(a) Certain Interests. None of the officers or directors of the Company and, to the Knowledge of the Company, no officer, director, employee or stockholder of any member of the Company or any of their immediate family members has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that competes with, does business with or has any Contract with, the Company (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).

(b) Related Parties.

(i) Section 5.25(b)(i) of the Disclosure Schedule lists each Contract to which the Company is a party or by which the Company or any of its assets or properties is bound and to which any Related Party of the Company, or any of their immediate family members, is a party or has an interest in (other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof), whether directly or indirectly, including for Indebtedness (if any) between the Company, on the one hand, and any Related Party of the Company, on the other hand. To the Knowledge of the Company, none of the Related Parties of the Company or any of their immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Right) that is used in, or that relates to, the business of the Company.

(ii) Section 5.25(b)(ii) of the Disclosure Schedule contains a true, correct and complete list of each Contract that (a) is material or (b) is made not in the ordinary course of business, in each case, between the Sellers or any of their respective Affiliates (other than the Company), on the one hand, and the Company, on the other hand (each, a “Seller Party Transaction”). Except for this Agreement, the Batavia Lease and the Odon Lease, from and after the Closing, the Company shall not be bound by any Seller Party Transaction or have any continuing obligation or liability to the Sellers or any of their respective Affiliates (other than the Company) in connection with any Seller Party Transaction.

5.26 Top Customers and Suppliers.

(a) Customers.

(i) Section 5.26(a)(i) of the Disclosure Schedule contains a true, correct and complete list of the top twenty (20) customers of the Company based on revenue generated to the Company during the twelve (12) months ended May 31, 2026 (each such customer, a “Company Top Customer”), as well as the type of customer and the amount of revenue generated from such Company Top Customer during such period.

(ii) The Company has not received written notice that (A) any Company Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise); or (B) any Company Top Customer is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company consistent with past custom and practice. There are no material disputes pending or threatened in writing under or relating to any Contract between the Company and any Company Top Customer.

(b) Suppliers.

(i) Section 5.26(b)(i) of the Disclosure Schedule contains a true and correct list of the top twenty (20) suppliers of the Company based on dollar value of purchases by the Company during the twelve (12) months ended May 31, 2026, excluding lessors, licensors or sublessors under the Real Property Leases (each such supplier, a “Company Top Supplier”).

(ii) The Company has not received written notice that (A) any Company Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise); or (B) any Company Top Supplier is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company consistent with past custom and practice. There are no material disputes pending or threatened in writing under or relating to any Contract between the Company and any Company Top Supplier.

5.27 Inventory. The Company has good and valid title, free and clear of any Liens to all finished goods inventory, raw materials, works in progress, packaging and labels (collectively, “Inventory”) owned by the Company and related to the business of the Company. The Inventory: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) to the Knowledge of the Company is not damaged or defective; (c) was produced and manufactured, and has been and is stored, in material compliance with applicable Law; and (d) is salable in the Ordinary Course of Business, in each case subject to an inventory obsolescence reserve included in the inventory line item reflected on any applicable balance sheet and as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business. No Inventory is held on a consignment basis.

5.28 Title to Properties. The Company has, or as of immediately prior to the Closing will have, good and valid title to or a valid leasehold interest in all of the material properties, assets, interests and rights reflected in the Financial Statements as being owned or leased, as applicable, by it, free and clear of all Liens and pertaining to the business of the Company.

5.29 No Other Representations. Except for the representations and warranties contained in Article III or this Article IV, none of the Sellers, the Company or any other Person on behalf of the Sellers or the Company makes any other express or implied representation or warranty with respect to the Sellers or the Company.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

6.1 Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Buyer to consummate the Acquisition.

6.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company and the Sellers, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.3 No Conflicts. The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, the compliance with the provisions of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not (a) conflict with or violate the organizational documents of Buyer; (b) require Buyer to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person; or (c) violate any Laws applicable to Buyer. There are no judicial, administrative, or other governmental Actions pending or, to the knowledge of Buyer, threatened, against Buyer that question the Acquisition or the validity of this Agreement or the Related Agreements or violate any Law applicable to Buyer or any of its properties or assets, except as would not prevent Buyer from consummating the Acquisition or issuing any shares of Buyer Common Stock as contemplated by this Agreement.

6.4 Issuance of Buyer Common Stock. All shares of Buyer Common Stock that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

6.5 SEC Reports. Except as would not cause Buyer to cease to be (a) eligible to use Form S-3 under the Securities Act for the registration of the Buyer Common Stock issuable under this Agreement or (b) treated as a reporting issuer under Rule 144(c)(i), Buyer has filed all material reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.

6.6 Legal Proceedings. There are no Actions pending or, to the knowledge of Buyer, threatened against or by Buyer or any of its Affiliates that challenge or seek to prevent, enjoin, or otherwise materially delay the Acquisition.

6.7 Representations and Warranty Insurance. Attached hereto as Exhibit B is an executed, accurate and complete copy of the Binder Agreement to be bound effective as of Closing. Buyer has delivered to the applicable insurance broker, to the insurer and/or managing general underwriter(s) under the RWI Policy, instructions to bind the RWI Policy in accordance with the terms and conditions set forth in the Binder Agreement. Except as expressly set forth in the Binder Agreement, there are no conditions precedent to the obligation of the insurer to issue the RWI Policy. There are no side letters or other agreements, contracts or arrangements relating to the issuance of the RWI Policy in accordance with the Binder Agreement. Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Binder Agreement.

6.8 No Other Representations. Except for the representations and warranties contained in this Article VI or in the case of Fraud, neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or any of its Subsidiaries.

Article VII
AGREEMENTS PERTAINING TO BUYER COMMON STOCK

7.1 Unaccredited Securityholders. If Buyer reasonably believes that any Person who would otherwise receive Buyer Common Stock is not an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, Buyer may elect to pay amounts due to such Person in solely in cash.

7.2 No Fractional Shares. No fraction of a share of Buyer Common Stock will be issued pursuant to this Agreement. Any Persons entitled to receive shares of Buyer Common Stock pursuant to this Agreement who, after aggregating all fractional shares of Buyer Common Stock to be received by them, would otherwise be entitled to a fraction of a share of Buyer Common Stock, shall instead be entitled to receive that whole number of shares of Buyer Common Stock rounded down to the nearest whole share.

7.3 Listing; Rule 144.

(a) Buyer shall promptly secure the listing of the shares of Buyer Common Stock issued to the Sellers under this Agreement upon the Nasdaq Capital Market (or such successor national stock exchange upon which shares of the Buyer Common Stock are then listed).

(b) From and after the issuance of any shares of Buyer Common Stock pursuant to this Agreement (i) while a registration statement covering the resale of shares of Buyer Common Stock is effective under the Securities Act, (ii) following any sale of such Buyer Common Stock by any Seller pursuant to Rule 144, (iii) if shares of Buyer Common Stock are eligible for sale under Rule 144, without the requirement for Buyer to be in compliance with the current public information required under Rule 144 as to such shares of Buyer Common Stock and without volume or manner-of-sale restrictions, or (iv) if a legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC), Buyer shall promptly cause the removal of any restrictive legend (or other restrictive notation) upon such shares of Buyer Common Stock at no cost to any Seller. For the avoidance of doubt, Buyer shall not require an opinion of any Seller’s counsel for the removal of any legend (or other restrictive notation) pursuant to Rule 144 or otherwise. Any fees (with respect to the transfer agent, counsel to Buyer or otherwise) associated with the issuance of such opinion or the removal of any legends on any of the shares of Buyer Common Stock shall be borne by Buyer.

(c) Registration Rights.

(i) Demand Registration on Form S-3ASR. At any time after Buyer has filed an automatic shelf registration statement on Form S-3ASR (a “Universal Shelf Registration Statement”), the Seller Representative, on behalf of the Sellers holding Registrable Securities (as defined below) may deliver to Buyer a written request (a “Registration Request”) that Buyer file a prospectus supplement to such Universal Shelf Registration Statement (a “Resale Prospectus Supplement”) covering the resale, on a delayed or continuous basis, of all, but not less than all, of all Registrable Securities held by all Sellers. Within fifteen (15) days after receipt of a Registration Request, Buyer shall prepare and file with the SEC the Resale Prospectus Supplement covering the resale of the Registrable Securities specified in such Registration Request. For purposes of this Agreement, “Registrable Securities” means (i) all shares of Buyer Common Stock issued or issuable to the Sellers pursuant to this Agreement (including any Closing Stock Consideration and any Earnout Consideration payable in shares of Buyer Common Stock), and (ii) any securities issued or issuable with respect to any such shares by way of stock dividend, stock split, combination, reclassification, recapitalization, or other similar transaction; provided, however, that any shares of Buyer Common Stock shall cease to be “Registrable Securities” when (A) such shares have been sold pursuant to an effective registration statement under the Securities Act, (B) such shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act as determined by counsel to Buyer pursuant to a written opinion letter to such effect, addressed and acceptable to Buyer’s transfer agent, or (C) such shares are no longer outstanding. For the avoidance of doubt, Buyer has no obligation to file or maintain an effective Universal Shelf Registration Statement, and the rights set forth in this Section 7.3(c) shall arise only if and when Buyer, in its sole discretion, has a Universal Shelf Registration Statement that is effective.

(ii) Maintenance; Registration Period. Following the filing of a Resale Prospectus Supplement pursuant to a Registration Request, Buyer shall use commercially reasonable efforts to keep such Resale Prospectus Supplement, and the Universal Shelf Registration Statement to which it relates, continuously effective and in compliance with the Securities Act (including by filing a new Universal Shelf Registration Statement prior to the expiration of any then-current Universal Shelf Registration Statement, if necessary, and promptly preparing and filing a new or amended Resale Prospectus Supplement thereto) until the date on which all Registrable Securities covered thereby have been sold or are otherwise no longer Registrable Securities (the “Registration Period”).

(iii) Registration Procedures. In connection with any Resale Prospectus Supplement filed pursuant to this Section 7.3(c), Buyer shall: (i) furnish to each requesting Seller, prior to filing, a copy of the Resale Prospectus Supplement and each amendment and supplement thereto; (ii) notify each requesting Seller promptly upon the occurrence of any event as a result of which the prospectus included in the Resale Prospectus Supplement contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading (a “Misstatement Event”), and, as promptly as reasonably practicable, prepare and file with the SEC an amendment or supplement to cure such misstatement or omission; (iii) cause all Registrable Securities covered by the Resale Prospectus Supplement to be listed on the Nasdaq Capital Market (or such successor national securities exchange on which Buyer Common Stock is then listed); (iv) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Resale Prospectus Supplement; and (v) use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC in connection therewith.

(iv) Suspension. Notwithstanding the foregoing, Buyer shall be entitled to suspend the use of any Resale Prospectus Supplement for a period not to exceed sixty (60) consecutive days, and not to exceed ninety (90) days in the aggregate in any twelve (12)-month period (each such period, a “Suspension Period”), if Buyer’s management determines in good faith that (i) Buyer is in possession of material non-public information, the public disclosure of which would be required in the Resale Prospectus Supplement and would be materially detrimental to Buyer and its stockholders, or (ii) a post-effective amendment to the Universal Shelf Registration Statement would be required to be filed and filing such post-effective amendment to the Universal Shelf Registration Statement would be materially detrimental to Buyer and its stockholders. Buyer shall provide prompt written notice to each affected Seller upon the commencement of any Suspension Period and upon its termination. Each Seller, upon receipt of such written notice, agrees to as promptly as possible discontinue any disposition of Registrable Securities pursuant to the Resale Prospectus Supplement upon receipt of any such notice and to resume dispositions only upon receipt of written notice from Buyer that the Suspension Period has terminated.

(v) Seller Obligations. Each Seller shall: (i) furnish to Buyer such information and materials regarding such Seller and such Seller’s proposed method of distribution of Registrable Securities as Buyer may reasonably request for inclusion in the Resale Prospectus Supplement; (ii) promptly notify Buyer of any material change in such information; (iii) comply with the prospectus delivery requirements of the Securities Act and all applicable rules and regulations of the SEC in connection with any disposition of Registrable Securities; and (iv) upon receipt of any notice from Buyer of a Misstatement Event or a Suspension Period, immediately discontinue any disposition of Registrable Securities pursuant to the Resale Prospectus Supplement until Seller has received written notice from Buyer that such Misstatement Event has been cured or such Suspension Period has terminated, as applicable.

(vi) Registration Expenses. Buyer shall bear all costs and expenses incurred in connection with any Resale Registration pursuant to this Section 7.3(c), including all SEC registration and filing fees, fees and expenses of Buyer’s counsel and independent registered public accountants, and fees and expenses of compliance with state securities or “blue sky” Laws; provided, however, that each Seller shall be solely responsible for (i) such Seller’s own legal, advisory, and other professional fees and expenses, and (ii) any underwriting discounts, commissions, or brokerage fees applicable to the disposition of such Seller’s Registrable Securities.

Article VIII
ADDITIONAL AGREEMENTS

8.1 Confidentiality.

(a) Confidentiality of Agreement and Related Matters. Subject to Section 8.1(b), the Parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Related Agreements and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Mutual Confidentiality Agreement, entered into on March 8, 2026, by and between the Sellers and Buyer (the “Confidentiality Agreement”), it being understood that the Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

(b) Public Announcements. Except as may be required to comply with the requirements of any applicable Law or the rules or regulations of any securities exchange to which a Party or its Affiliate is subject, the Seller Parties and the Seller Representative shall not, directly or indirectly, issue any public statement, press release or communication to any third party regarding this Agreement, the subject matter of this Agreement or the Acquisition without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Parties shall cooperate in good faith on the form and content of any initial press release.

(c) Confidential Information of the Company. Each Seller Party acknowledges and agrees that by reason of its ownership of the Purchased Shares and involvement in the business of the Company prior to the Closing (or as a beneficiary of a Seller), such Seller Party has acquired Confidential Information of the Company the disclosure of which could cause Buyer, the Company and their respective Subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Seller Party covenants and agrees that to the extent such Seller Party retains any such Confidential Information after the Closing, (i) such Seller Party will not provide, disclose or otherwise permit access to any Confidential Information to any Person, will use the same safeguards to protect Confidential Information from unauthorized use and disclosure that such Seller Party uses to protect its own trade secrets and confidential information (which safeguards will be, at minimum, reasonable) and will not make use of any Confidential Information for any purpose other than as may be expressly contemplated by this Agreement or consented to expressly by Buyer in writing; and (ii) will not at any time, directly or indirectly, disclose or publish, or permit other Persons to disclose or publish, any Confidential Information unless: (A) such information has become generally known to the public through no fault of such Seller Party; or (B) such Seller Party is compelled to disclose the Confidential Information under applicable Laws; provided, however, that prior to disclosing any information pursuant to either clause (A) or (B) of this sentence, to the extent such Seller Party is reasonably able, such Seller Party shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with Buyer’s efforts to prevent or otherwise limit such disclosure.

(d) Non-Retention of Confidential Information and Technology. Following the Closing, no Seller Party nor the Company nor their respective Affiliates shall retain in their direct or indirect possession or control any copies or embodiments of any Confidential Information or other Technology included in the Company Intellectual Property or otherwise used in, or necessary for, the conduct of the business of the Company as presently conducted and as presently proposed to be conducted, by the Company (including on any computers, devices, networks or systems owned by or used by any Seller Party), even if any such Confidential Information or other Technology is such that more than one copy may exist. Upon the request of Buyer at any time, each Seller Party will return (or, if instructed by Buyer, irretrievably delete or otherwise destroy) to the Company any and all copies of such Confidential Information and other Technology in such Seller Party’s possession or control.

(e) Survival. The covenants and obligations set forth in this Section 8.1 shall survive the Closing. In the event of any conflict between this Section 8.1 and any other provision of this Agreement, this Section 8.1 shall govern.

8.2 Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the Acquisition, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by Buyer; and (b) all fees, costs and expenses of the Company incurred in connection with this Agreement and the Acquisition, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by the Sellers.

8.3 Payoff Documentation. Prior to the Closing Date, the Company obtained from each creditor with respect to Closing Indebtedness (a) an executed payoff letter in form and substance reasonably acceptable to Buyer setting forth: (i) the amounts required to pay off in full on the Closing Date, any Indebtedness of the Company owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company; and (iii) upon payment of such Indebtedness amount, a release of all Liens, if any, which the creditor may hold on any of the assets of the Company and an agreement that the Company or its Representatives may file UCC-3 termination statements and such other documents necessary or desirable to evidence the release of any and all such Liens (each, a “Payoff Letter”) and (b) as applicable, (i) forms of notices of termination for any account control agreements entered into in connection with the Indebtedness; (ii) forms of terminations for any intellectual property security agreements filed with the United States Patent and Trademark Office or United States Copyright Office in connection with the Indebtedness; (iii) any other Lien release documentation or termination documentation Buyer may reasonably request in respect of the Indebtedness; and (iv) a properly completed and duly executed IRS Form W-9 or an applicable IRS Form W-8 from each of the applicable payee(s) with respect to such Payoff Letters.

8.4 Further Assurances. Each Party, at the request of the other Party, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of giving effect to this Agreement and the Related Agreements and effecting completely the consummation of the Acquisition and the other transaction contemplated hereby.

8.5 Tax Matters.

(a) Responsibility for Taxes and Tax Returns for Pre-Closing Tax Periods.

(i) Intentionally omitted.

(ii) Following the Closing, Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are required to be filed, and shall timely remit, or cause to be remitted, to the appropriate Taxing Authority all Taxes reflected on such Tax Returns. The Buyer shall provide Seller Representative with a copy of any income or other material Tax Return for any Pre-Closing Tax Period required to be filed after the Closing Date for its review and comment no less than thirty (30) days prior to the due date of an income Tax Return and twenty (20) days prior to the due date (taking into account valid extensions thereto) of other material Tax Return, or, if such Tax Return is due within thirty (30) days hereof, as soon as reasonably practicable, and shall consider in good faith Seller Representative’s reasonable comments. All Taxes that are due and payable with respect to Tax Returns described in this Section 8.5(a)(ii) will be the responsibility of the Sellers to the extent they constitute Pre-Closing Taxes, and will, for the avoidance of doubt, together with any related third-party costs, be subject to indemnification pursuant to Article IX, including Section 9.2(a)(v).

(iii) In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the (A) real, personal and intangible property taxes (“Property Taxes”) imposed upon or attributable to the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (B) Taxes (other than Property Taxes) imposed upon or attributable to the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period. Notwithstanding anything in this Agreement to the contrary, all Transaction Tax Deductions shall be allocated to (and reported by the Company in) a Pre-Closing Tax Period of the Company to the extent so deductible or reportable by the Company at a “more likely than not” or higher level of comfort. Buyer shall cause the Company to join the “consolidated group” (as defined in Treasury Regulations Section 1.1502-1(h)) of which Buyer is a member effective on the date immediately following the Closing Date. The Parties agree that no ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) shall be made with respect to the transactions contemplated by this Agreement.

(b) Cooperation. The Sellers, the Seller Representative, on the one hand, and the Company and Buyer, on the other hand, shall cooperate fully with each other in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or Representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. In the event the Sellers, Seller Representative, the Company or Buyer receives notice of any proposed audit, claim, assessment or other dispute concerning Pre-Closing Taxes, such party shall promptly notify the other parties of such matter. Buyer shall ensure (after the Closing) that the Company retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority.

(c) Transfer Taxes. Each of Buyer on the one hand, and Sellers, on the other hand, shall pay when due, fifty percent (50%) of any sales, use, excise, gross receipts, value added, goods and services and other transfer taxes, filing and recordation fees and similar charges (“Transfer Taxes”) incurred in connection with the purchase of the Purchased Shares or the consummation of the transactions contemplated in this Agreement. The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by law. The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

(d) Tax Sharing Agreements. In Buyer’s sole discretion, any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company is a party or by which it is bound shall be terminated as of the Closing Date, and the Company shall not have any liability or obligation pursuant thereto.

(e) Survival/Controlling Provisions. The covenants and obligations set forth in this Section 8.5 shall survive the Closing and shall remain in full force and effect until the date that is 60 days following the date of expiration of the longest applicable statute of limitations. In the event of any conflict between this Section 8.5 and any other provision of this Agreement, this Section 8.5 shall govern.

(f) Taxation of Escrow Amount. For all relevant Tax purposes, the Parties shall treat the Escrow Amount as an asset of Buyer until the release of such funds pursuant to this Agreement. To the extent such funds are released to Sellers, such funds shall be treated as an adjustment to the Purchase Price, to the extent permitted under applicable Law.

8.6 Cooperation in Preparing Pro Forma Financial Statements. Buyer may be required to file certain combined historical financial statements including the following combined financial statements in accordance with the requirements of Regulation S-X with respect to the transactions contemplated herein (the “Required Financial Statements”): (i) the audited combined consolidated balance sheets and audited statements of income, stockholders’ equity, and cash flows for the two most recently completed fiscal years that has ended more than 90 days prior to the Closing Date; and (ii) the unaudited combined consolidated balance sheets and the related unaudited statements of income, stockholders’ equity and cash flows for the interim period from the date of the most recent such audited balance sheet through the end of the most recent quarterly period that has ended more than 45 days prior to the Closing Date (and in any event including such unaudited balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of the Company for the quarterly period of the prior fiscal year). Following the Closing, the Sellers and Robert Patti agree to reasonably cooperate, and use commercially reasonable efforts to cause its accountants to cooperate, in each case, at Buyer’s expense, in (i) providing historical financial information to Buyer in a manner for Buyer to file the Required Financial Statements with the SEC, (ii) the filing of, and preparation of responses to any comments from the SEC concerning, the Required Financial Statements and any pro forma financial statements required under Regulation S-X of the Securities Act, and (iii) delivering as promptly as practicable following reasonable requests from Buyer copies of any and all financial data, work papers, ledgers and other relevant information to file the Required Financial Statements and any pro forma financial statements required under Regulation S-X of the Securities Act.

8.7 Termination of Company Employee Plans. The Company and any ERISA Affiliate have terminated, effective as of no later than the day immediately preceding the Closing Date, any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement, and effective as of no later than immediately prior to the Closing, the COO Agreement (each a “Terminated Benefit Plan”) identified by Buyer as required to be terminated in connection with Closing. The Company shall have provided Buyer with evidence that such Terminated Benefit Plan(s) have been terminated (effective as of no later than the date or time specified in this Section 8.7) pursuant to resolutions of the board of directors of the Company or its ERISA Affiliate, as the case may be, which shall have been subject to review and approval of Buyer. The Company and any ERISA Affiliate also shall take such other actions in furtherance of terminating such Terminated Benefit Plan(s) as Buyer may reasonably require. In the event that termination of any Terminated Benefit Plan would reasonably be anticipated to trigger liquidation charges, surrender charges, other fees or any other Liabilities, then such charges, fees and/or Liabilities shall be deemed to be Transaction Expenses, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer.

8.8 Non-Competition and Non-Solicitation.

(a) Non-Competition. During the Restricted Period, each Seller Party shall not, without the prior written consent of Buyer, directly or indirectly, establish, engage or participate in, conduct, operate or advise or acquire any financial or beneficial interest in any Person that is engaging or participating in, or is preparing to engage or participate in, a Competing Business anywhere in the Restricted Territory; or

(b) Non-Solicitation. During the Restricted Period, each Seller Party shall not, directly or indirectly, without the prior written consent of Buyer:

(i) whether on such Seller Party’s own behalf or on behalf of any other Person, (y) hire any Relevant Service Provider, (z) knowingly encourage, induce, attempt to induce, recruit, solicit, attempt to solicit, or take any other action specifically intended to induce or encourage, (1) any Relevant Service Provider to leave his, her, or its employment or service with, or take away employees, contractors, consultants, or other similar service providers of Buyer, the Company or any of their respective Subsidiaries or Affiliates, or (2) any Business Relation to cease or modify in any adverse manner any business relationship with Buyer or the Company or any of their respective Subsidiaries or Affiliates; or

(ii) whether on such Seller Party’s own behalf or on behalf of any other Person, encourage, induce, attempt to induce, recruit, solicit, attempt to solicit, or take any other action that is intended to induce or encourage any third-party to engage in any activity in which Seller Party would, under the provisions of this Section 8.8, be prohibited from engaging.

(c) Limitations. Nothing in this Section 8.8 shall prevent or restrict any Seller Party from owning as a passive investment less than five percent (5%) of the outstanding shares of the capital stock or indebtedness of a corporation (whether public or private) that is engaged in a Competing Business, provided that Seller Party is not otherwise associated with such corporation and does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such corporation. The placement of general advertisements or the use of an employee recruiting or search firm that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any or all of the Relevant Service Providers shall not be deemed to be a breach of a Seller Party’s obligations not to solicit under this Section 8.8. Nothing in this Section 8.8 shall prevent or restrict a Seller Party from acquiring and then owning an interest in any Person that is engaged or participates in a Competing Business, so long as no more than twenty percent (20%) of such acquired Person’s business’ revenue is derived from a Competing Business.

(d) Term and Severability of Covenants. If any Seller Party breaches any covenant set forth in this Section 8.8, the term of such covenant with respect to such Seller Party shall be extended by the period of the duration of such breach. The covenants contained in Sections 8.8(a) and 8.8(b) of this Agreement shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Sections 8.8(a) and 8.8(b) of this Agreement. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), Buyer and each Seller Party agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of Sections 8.8(a) and 8.8(b) of this Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, Buyer and each Seller Party agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(e) Non-Disparagement. No Seller Party shall, at any time during or after the Restricted Period, directly or indirectly, disparage the Company or Buyer or any of their Subsidiaries or Affiliates. Notwithstanding the foregoing, nothing in this Section 8.8(e) shall preclude any Seller Party from making truthful and accurate statements or disclosures that are required by applicable Laws or legal process.

(f) Seller Party Acknowledgment. Each Seller Party acknowledges that (i) the goodwill associated with the existing business, Business Relations, and assets of the Company prior to the Closing is an integral component of the value of the Company to Buyer and is reflected in the consideration payable to Sellers (and in the case of the Beneficial Owners, to the Sellers of which the Beneficial Owners are, as applicable, the beneficiaries) and the other Parties in connection with this Agreement, and (ii) such Seller Party’s agreement as set forth herein is necessary to preserve the value of the Company for Buyer following the Closing. Each Seller Party also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 8.8 are reasonable.

8.9 Efforts to Obtain and Bind R&W Insurance Policy. Attached hereto as Exhibit B is the final draft of the Binder Agreement dated as of the date hereof between Buyer and the insurer of the RWI Policy pursuant to which the insurer has committed, subject to the satisfaction of the conditions set forth therein, to issue the RWI Policy to Buyer (the “Binder Agreement”). Buyer shall use commercially reasonable efforts to: (a) satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the RWI Policy as set forth in the Binder Agreement; and (b) otherwise comply with the terms and conditions of the RWI Policy and the Binder Agreement. Such RWI Policy shall provide that the insurer shall waive and have no rights of subrogation against any party to this Agreement or any Seller Representative thereof, except against a Seller Party solely in the case of that such Seller Party committing Fraud. Further, Buyer shall not amend the subrogation or third party beneficiary provisions contained in the RWI Policy benefiting the Seller Parties or their respective Affiliates or otherwise amend or modify the RWI Policy in a manner adverse to the Seller Parties or any of their respective Affiliates, in each case, without Seller Representative’s prior written consent. Except as expressly set forth in the Binder Agreement, there are no conditions precedent to the obligation of the insurer to issue the RWI Policy. Other than this Agreement, there are no side letters or other agreements, contracts or arrangements relating to the issuance of the RWI Policy in accordance with the Binder Agreement.

8.10 Release of Claims.

(a) Effective for all purposes as of the Closing, each Seller Party acknowledges and agrees, on behalf of itself and, to the extent legally permissible, each of its agents, trustees, beneficiaries, directors, managers, officers, affiliates, subsidiaries, estate, successors, assigns, members and partners in their capacities as such (each, a “Releasor”), that: Releasor hereby irrevocably and unconditionally releases the Company, its Subsidiaries, or any of their respective employees, directors, partners, shareholders, managers, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns or the like or any persons acting by, through, under or in concert with, any of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected of Releasor relating to the Company and its Subsidiaries as of the Closing (collectively, “Released Claims”); provided, that Released Claims expressly exclude any claims arising under this Agreement or any of the other Related Agreements and with respect to any Releasor who is an employee of the Company as of the Closing Date claims under the Employe Agreement or any claims for wage, benefits, severance, workers’ compensation, discrimination, retaliation or other claims arising under applicable employment Laws arising after the Closing.

(b) In giving the release herein, which includes Claims which may be unknown to Releasor at present, each Releasor acknowledges that such Releasor has read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to Claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or releasing party.”

Releasor hereby expressly waives and relinquishes all rights and benefits under that section and any Law of any other jurisdiction of similar effect with respect to Releasor’s release of Claims herein, including but not limited to the release of unknown Claims.

8.11 Tail Policy. At the Closing, the Company shall obtain (and the purchase price thereof shall be included as a Transaction Expense of the Company) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Current Policy”) for the individuals listed on Section 8.11 of the Disclosure Schedule (the “Tail Policy”). The Tail Policy purchased by the Company shall provide coverage for six (6) years from and after the Closing Date with respect to acts or omissions occurring at or prior to the Closing Date and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Current Policy. For the period of six (6) years from and after the Closing Date, the Company shall not cancel or amend the Tail Policy.

8.12 Payment of Ron Goldblatt Bonus.

(a) Treatment as Indebtedness. The aggregate amount of all bonuses and other amounts payable to Ron Goldblatt, together with the employer portion of any payroll Taxes owned thereon under his offer letter in respect of all periods through December 31, 2026 (the “Goldblatt Bonus Amount”) shall be deemed Indebtedness of the Company for purposes of determining the Closing Cash Consideration, and the Closing Cash Consideration shall be reduced by the Goldblatt Bonus Amount accordingly.

(b) Buyer Covenants. From and after the Closing, Buyer shall, and shall cause the Company to, (i) pay, or cause to be paid, to Ron Goldblatt, for so long as he remains an employee of the Company, all amounts comprising the Goldblatt Bonus Amount as and when they become due in accordance with the terms of his offer letter through December 31, 2026, and (ii) not amend, modify, reduce, suspend, or terminate offer letter, or otherwise change the terms, amount, or timing of any amount payable thereunder, at any time through December 31, 2026 without the prior written consent of the Seller Representative. Nothing in this Section 8.12(b) shall require Buyer or the Company to continue the employment of Ron Goldblatt, and Buyer and the Company may terminate his employment at any time, for any reason or no reason; provided, that no such termination shall relieve Buyer of its obligation to pay, or cause to be paid, the full Goldblatt Bonus Amount.

Article IX
SURVIVAL; INDEMNIFICATION

9.1 Survival.

(a) Subject to Section 9.1(c), the representations and warranties of each Seller set forth in Article IV shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is 18 months following the Closing Date.

(b) Subject to Section 9.1(c) and Section 9.1(d), the representations and warranties of the Company set forth in Article V shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is 18 months following the Closing Date.

(c) The Fundamental Representations, other than Tax Representations, shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is 36 months following the Closing Date.

(d) The representations and warranties of the Company set forth in Section 5.9 (“Tax Representations”) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is 60 days following the date of expiration of the longest statute of limitations applicable to such representation or warranty (as it may be extended pursuant thereto).

(e) Notwithstanding anything to the contrary in this Agreement, no right to indemnification under this Article IX in respect of a breach of a representation or warranty set forth in this Agreement or in any certificate required to be delivered by any Seller or the Company under this Agreement or in connection with the Acquisition that is the subject of a Claim Certificate prior to the expiration of the applicable survival period shall be impaired or otherwise affected by the expiration of that survival period. For clarity, no such expiration shall affect the rights of any Buyer Indemnified Party under the RWI Policy, which shall be governed by the terms and conditions of the RWI Policy.

(f) The expiration of the survival period applicable to any representation or warranty set forth in this Agreement or in any certificate or other instrument required to be delivered by any Seller or the Company under this Agreement or in connection with the Acquisition shall not limit, restrict, impair or otherwise affect in any manner the rights of any Buyer Indemnified Party under this Article IX or applicable Law in connection with any Fraud in connection with this Agreement or the Acquisition.

(g) The representations and warranties of Buyer set forth in this Agreement shall terminate and expire shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is 18 months following the Closing Date.

(h) The agreements, covenants and other obligations of the parties hereto shall survive the Closing in accordance with their respective terms.

9.2 Indemnification of the Buyer Indemnified Parties.

(a) Indemnification. From and after the Closing, each Seller and each Beneficial Owner (together the “Indemnifying Parties”), shall, severally and not jointly with respect to the other Seller Parties, indemnify and hold harmless Buyer, each of its Subsidiaries (including the Company), their respective directors, officers, employees, Affiliates and other Persons who control or are controlled by Buyer or any of its Subsidiaries (including the Company) and their respective agents and other Representatives (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Damages directly or indirectly paid, suffered, sustained or incurred in connection with any of following:

(i) any breach or inaccuracy of any representation or warranty made by any Seller under Article IV in this Agreement;

(ii) any breach or inaccuracy of any representation or warranty made by the Company in Article V in this Agreement;

(iii) any breach or non-fulfillment of any covenant or other obligation to be performed by any Seller Party, the Company or the Seller Representative in this Agreement;

(iv) any inaccuracy in the calculation of the Company Transaction Expenses or the Company Indebtedness set forth in the Estimated Closing Statement to the extent such amounts were not taken into account in any adjustment to the Closing Consideration pursuant to Section 2.5(b);

(v) any Pre-Closing Taxes, except to the extent (A) included in the calculation of Transaction Expenses or Closing Indebtedness, and in each case, actually resulted in a dollar-for-dollar reduction of the Purchase Price (as finally determined), (B) taken into account in the final determination of Working Capital that has resulted in a dollar-for-dollar reduction of the Purchase Price, or (C) attributable to any action taken by Buyer or the Company outside the ordinary course of business on the Closing Date after the Closing and not explicitly contemplated by this Agreement;

(vi) all Equityholder and Indemnification Matters; and

(vii) any of the matters referred to on Schedule 9.2(a)(vii).

(b) Limitations on Indemnification.

(i) Without limiting Section 9.2(b)(iii), the Indemnifying Parties shall not be liable for any Damages indemnifiable pursuant to Section 9.2(a)(i), or Section 9.2(a)(ii) in excess of $182,500; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the preceding restrictions set forth in this Section 9.2(b)(i) shall not in any way limit or otherwise restrict any right in respect of any Indemnification Claims (A) under or pursuant Section 9.2(a)(i) or Section 9.2(a)(ii) in connection with a breach or failure to be true and correct of any Fundamental Representation or (B) relating to, resulting from or arising out of Fraud by the Company, Sellers or the Beneficial Owners.

(ii) The maximum amount of Damages that the Buyer Indemnified Parties may recover from any Indemnifying Party shall be equal to the amount paid or payable to such Indemnifying Party under this Agreement; provided that in the case of each of the Beneficial Owners, the amount deemed paid or payable to such Beneficial Owner shall be 50% of the aggregate amounts paid or payable to the Sellers.

(iii) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any claim or cause of action against, or the liability of, any Indemnifying Party in respect of committing or being knowingly complicit in the commission of any Fraud in connection with this Agreement or the Acquisition.

(iv) With respect to Fraud by the Company in connection with this Agreement, no Indemnifying Party will be liable for Damages in excess of the amount paid or payable to such Indemnifying Party under this Agreement unless such Indemnifying Party committed or was knowingly complicit in the commission of such Fraud; provided that in the case of each of the Beneficial Owners, the amount deemed paid or payable to such Beneficial Owner shall be 50% of the aggregate amounts paid or payable to the Sellers.

(v) Notwithstanding anything to the contrary in this Agreement, if a Buyer Indemnified Party’s claim under this Article IX may be brought under different sections of Section 9.2(a), then such Buyer Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Section 9.2(b)(v); provided, however, that no Indemnified Party shall be entitled to recover more than once for the same Damages.

(vi) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the right of any Buyer Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(vii) Notwithstanding anything to the contrary in this Agreement, and except in the case of Fraud (for which the Buyer Indemnified Parties may proceed directly against the Person who committed or was knowingly complicit in such Fraud), the sources of recovery for any Damages for which a Buyer Indemnified Party is entitled to indemnification under this Article IX shall be applied in the following order, subject to the other limitations set forth in this Section 9.2(b), and no Buyer Indemnified Party shall seek or obtain recovery from any source until each prior source has been exhausted, if such source is then available:

a) first, for all Damages covered, or reasonably expected to be covered, under the RWI Policy, subject to the obligation of the Indemnifying Parties to bear 50% of the retention amount under the RWI policy, the RWI Policy, and Buyer shall use commercially reasonable efforts to seek and pursue recovery under the RWI Policy and shall recover such Damages solely from the RWI Policy until the available coverage is exhausted;

b) second, for other Damages (but with respect to Section 9.2(a)(i) or Section 9.2(a)(ii) solely for Damages arising under Indemnification Claims arising in connection with a breach of any Fundamental Representation), to the extent Earnout Payments are then payable to the Sellers, by set-off against Earnout Payments in accordance with Section 9.2(d);

c) third, for other Damages (but with respect to Section 9.2(a)(i) or Section 9.2(a)(ii) solely for Damages arising under Indemnification Claims arising in connection with a breach of any Fundamental Representation), only to the extent Damages remain unrecovered after clauses a) and b), directly against the Indemnifying Parties, severally and not jointly.

(c) Materiality Scrape. For purposes of this Article IX any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) Unrecovered Damages. Subject to the limitations set forth in Section 9.2(b)(ii) and Section 9.2(b)(vii), if Buyer shall deliver a Claim Certificate specifying Damages that are not satisfied pursuant to Section 11.2(e) (such Damages, the “Unrecovered Damages”), Buyer may, acting in good faith, set aside an amount equal to such Unrecovered Damages (but not exceeding the amount claimed in good faith in such Claim Certificate) from any unpaid Earnout Payment until the final resolution of the claims set forth in such Claim Certificate in accordance with this Article IX. Upon such final resolution, Buyer shall be entitled, in accordance with this Article IX, to satisfy any such Unrecovered Damages to which a Buyer Indemnified Party is entitled hereunder out of such retained amount of retained Earnout Payment (and any amount in excess of such Unrecovered Damages, if any, shall be paid within five (5) Business Days to the Sellers in accordance with this Agreement), with any Earnout Payment that has been earned being reduced by the amount of such Unrecovered Damages, solely to the extent such Damages have not already been satisfied from the retained amount of Earnout Payment, and in no event shall the aggregate amount recovered by the Buyer Indemnified Parties exceed the Damages finally determined to be owed pursuant to this Article IX.

9.3 Indemnification of the Seller Indemnified Parties. From and after the Closing, Buyer shall indemnify and hold harmless the Seller Parties, their respective directors, officers, employees, Affiliates and other Persons who control or are controlled by any Seller and their respective agents and other Representatives (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any and all Damages directly or indirectly paid, suffered, sustained or incurred in connection with any of following:

(a) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement;

(b) any breach or non-fulfillment of any covenant or other obligation to be performed by Buyer in this Agreement; or

(c) (i) any untrue statement (or alleged untrue statement) of material fact contained in any Universal Registration Statement, any Resale Prospectus Supplement or any amendment or supplement thereto or any omission (or alleged omission) of any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading or (ii) any violation or alleged violation of the Securities Act or any rule or regulation promulgated thereunder applicable to Buyer in connection with any Universal Registration Statement, any Resale Prospectus Supplement or any amendment or supplement thereto; excluding in each case to the extent such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seller Indemnified Parties for use in connection with the foregoing.

9.4 Indemnification Claims.

(a) If an Indemnified Party wishes to assert a claim for indemnification under this Article IX (each, an “Indemnification Claim”), such Indemnified Party may so notify the Seller Representative or Buyer, as applicable, in a written notice, signed by such Indemnified Party, (each, a “Claim Certificate”) (which, if applicable, shall be delivered at or prior to the expiration of the latest survival period with respect to such Indemnification Claim): (A) stating that such Indemnified Party has directly or indirectly paid, sustained, incurred, reserved or accrued any Damages, or reasonably anticipates that it will directly or indirectly pay, sustain, incur, reserve or accrue any Damages; (B) specifying in reasonable detail the individual items of Damages included in the amount so stated (and the method of computation of each such item of Damages, if applicable), the date each such item of Damages was paid, sustained, incurred, reserved or accrued or the basis for such reasonably anticipated Damages; (C) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Damages based on such Indemnified Party’s good faith belief thereof; and (D) the basis for indemnification under Section 9.2 to which such item of Damages is related.

(b) If the Seller Representative or Buyer, as applicable, shall not object in writing pursuant to Section 9.4(c) to any individual items of Damages set forth in a Claim Certificate delivered by Buyer or the Seller Representative, as applicable, pursuant to Section 9.4(a) within thirty (30) calendar days after the receipt of such Claim Certificate, then: (A) the Seller Indemnifying Parties or Buyer, as applicable, shall be conclusively deemed to have acknowledged and accepted such items of Damages, and the Indemnified Party shall be entitled to recover such Damages solely in accordance with Section 9.2(b)(vii) and (B) such Damages shall be satisfied in accordance with the order of recovery set forth in Section 9.2(b)(vii).

(c) If the Seller Representative or Buyer, as applicable, shall seek to contest any individual items of Damages set forth in a Claim Certificate received pursuant to Section 9.4(a), the Seller Representative or Buyer shall notify Buyer or the Seller Representative, as applicable, in writing, within thirty (30) calendar days after receipt of such Claim Certificate, of the objection, which notice shall set forth a brief description in reasonable detail of the basis for objecting to each item of Damages based on, and certified as to, the Party’s good faith belief thereof and, as applicable, (i) the reasons why the basis for indemnification under Section 9.2(b) to which such item of claimed Damages is related is not valid and (ii) the calculation of the quantum of Damages (to the extent that is in dispute by the Indemnifying Parties). Upon receipt of a written notice of objection from the Seller Representative or Buyer, as applicable, pursuant to the preceding sentence, Buyer and the Seller Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Damages. If the Seller Representative and Buyer should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Damages shall be prepared and signed by both parties, and such Damages shall be satisfied in accordance with the order of recovery set forth in Section 9.2(b)(vii). If within sixty (60) days after the Indemnifying Parties’ receipt of such Claim Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Damages set forth in a Claim Certificate, the Indemnifying Parties may seek resolution through any Action available to such Person in accordance with Section 10.8.

9.5 Contribution. Notwithstanding any provision of this Agreement, or the Company Organizational Documents, or in any agreement between the Company and the Indemnifying Parties or any of their respective Affiliates, to the contrary entered into prior to the Closing, in no event shall the Company or Buyer, or their Subsidiaries be obligated to reimburse, contribute, indemnify or hold harmless the Indemnifying Parties or any of the Indemnifying Parties’ or the Company’s Representatives in connection with any Damages or obligations of such person’s under this Article IX.

9.6 Third Party Actions. If any Action is instituted against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party will, as promptly as practicable after receipt of notice of any such Action, notify the Seller Representative or Buyer, as applicable, of the commencement thereof. The failure to so notify the Seller Representative or Buyer, as applicable, of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith only if and to the extent that such failure materially and adversely affects the defense of such Action. The Indemnified Party shall have the right, in its sole discretion, to control the defense and the settlement, adjustment or compromise of such Action and the costs and expenses incurred by the Indemnified Party in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which the Indemnified Party may seek indemnification pursuant to Section 9.2(a); provided, however, that the Indemnifying Parties through one counsel representing all Indemnifying Parties (at the sole expense of the Indemnifying Parties) may participate in (but not control the conduct of) the defense of such Action; provided further that, except with the consent of the Seller Representative or Buyer, as applicable, (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Action with third party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Seller Representative or Buyer, as applicable, has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article IX to the amount of any such Indemnification Claim against the Indemnifying Parties directly, as the case may be, with respect to such settlement.

9.7 Treatment of Indemnification Payments. Each of the Seller Parties and Buyer agree to treat (and cause their Affiliates to treat) any payments received pursuant to Section 9.2 or Section 9.3, as applicable, as purchase price paid in exchange for Company Common Stock (or as an adjustment to such purchase price) for all Tax purposes, to the extent permitted by applicable Law.

9.8 Reliance. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

9.9 Exclusive Remedy. Other than equitable remedies, including specific performance, (without limiting Buyer’s rights (or the obligations of any Person) under any Contract (other than this Agreement, the Related Agreements and the RWI Policy) entered into in connection with this Agreement (including the Related Agreements and the RWI Policy) or otherwise), the indemnification remedies set forth in this Article IX shall be the sole and exclusive remedy of all Indemnified Parties against the Indemnifying Parties arising out of, resulting from or with respect to the transactions contemplated by this Agreement and the Related Agreements.

9.10 Offsets. All amounts required to be actually paid to an Indemnified Party pursuant to the terms of this Article IX shall be reduced by the amount of any insurance proceeds, indemnity, contribution or other third-party recoveries actually realized by any Indemnified Party, (net of any corresponding premium increase or related cost of recovery); and each Indemnified Party shall use commercially reasonable efforts to pursue and collect any such insurance proceeds available in respect of such Damages.

9.11 Seller Representative.

(a) Terms of Appointment. The Seller Representative is hereby appointed as the agent and attorney-in-fact of the Indemnifying Parties as the representative and agent for and on behalf of the Indemnifying Parties to give and receive notices and communications, to object to claims of a Buyer Indemnified Party, to agree to, negotiate, enter into settlements and compromises of such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing; or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Buyer; provided, however, that the Seller Representative may not be removed unless a majority of the Indemnifying Parties agree to such removal and to the identity of the substituted agent. In the event of the resignation of the Seller Representative or other vacancy in the position of the Seller Representative, such vacancy may be filled by a majority of the Indemnifying Parties. No bond shall be required of the Seller Representative, and the Seller Representative shall not receive any compensation for its services. Following the Closing, notices or communications to or from the Seller Representative shall constitute notice to or from the Indemnifying Parties.

(b) The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties shall indemnify the Seller Representative and hold the Seller Representative harmless against any Damages incurred without negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative.

(c) A decision, act, consent or instruction of the Seller Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties, and Buyer may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Seller. Buyer is hereby relieved from any Liability to any Person for any acts done in accordance with such decision, act, consent or instruction of the Seller Representative.

Article X
MISCELLANEOUS

10.1 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by electronic mail (receipt confirmed) to:

(a) if to Buyer or to the Company (after the Closing) to:

Quantum Computing Inc.

5 Marine View Plaza

Hoboken, NJ 07030

Attn: General Counsel

Email: legal@quantumcomputinginc.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation

1700 K Street N.W., Fifth Floor

Washington, D.C. 20006

Attn: Mark Holloway; Broderick Henry

Email: mholloway@wsgr.com; bhenry@wsgr.com

(b) if to the Sellers or Beneficial Owners to the address set forth on the signature pages attached hereto:

(c) if to the Seller Representative to:

Robert Patti
5N264 State Route 31 St.
Charles IL 60175
rpatti.rp@gmail.com

with a copy (which shall not constitute notice) to:

Taft Stettinius & Hollister LLP
111 E Wacker Drive, Suite 2600
Chicago, IL 60601
Attention: Payal Keshvani
Email: pkeshvani@taftlaw.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by electronic mail (receipt confirmed), as the case may be. Any party hereto or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

10.2 Successors and Assigns . All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the Parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of Buyer or the Sellers, as applicable. Notwithstanding the foregoing, Buyer may assign its rights and interests under this Agreement (i) to any of its Affiliates at any time so long as (A) such assignment does not relieve Buyer of its obligations hereunder; and (B) Buyer provides written notice to the Sellers of the identity of the assignee or (ii) to an acquiror in the event of a change of control transaction of Buyer.

10.3 Severability. In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party), it being intended that each of Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party).

10.4 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party in exercising any right, power or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such party’s rights, powers or remedies. The failure of any of the Parties to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties of any breach hereunder will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5 Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, the Related Agreements and all other agreements referred to herein set forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersede any prior understandings and agreements relating to the subject matter hereof and thereof.

10.6 No Third Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities pursuant to or by reason of this Agreement.

10.7 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

10.8 Dispute Resolution.

(a) The Parties agree that any disputes arising out of, relating to, or in connection with this Agreement, the interpretation or breach thereof, or the transactions contemplated hereby shall be resolved by binding confidential arbitration under the Federal Arbitration Act. The Parties agree that the arbitration will be administered by the American Arbitration Association (the “AAA”) in accordance with the AAA’s Commercial Arbitration Rules (the “AAA Rules”). The arbitration shall be before a single arbitrator who is a former federal or state court judge. The arbitrator shall apply the Federal Rules of Civil Procedure and in the case of any conflict between the Federal Rules of Civil Procedure and the AAA Rules, the Federal Rules of Civil Procedure shall apply. The Parties shall each pay an equal share of the costs and expenses of such arbitration, except as prohibited by law, and each Party shall separately pay its respective attorneys’ fees and costs. In the event that AAA fails to, refuses, or otherwise does not enforce the aforementioned cost sharing provision, either Party may commence an action to recover such amounts from the non-paying Party in court and the non-paying Party shall reimburse the moving party for the attorneys’ fees and costs incurred in connection with such action. The Parties agree that the arbitrator shall consider and shall have the power to decide any motions brought by any party to the arbitration, including motions to dismiss and for summary judgment, prior to any arbitration hearing. The Parties agree that the arbitrator shall issue a decision on the merits. The arbitrator shall have the power to award any remedies available under applicable law. Any decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. The arbitrator shall apply the substantive Law of the State of Delaware without reference to rules of conflict of law. To the extent that the AAA Rules conflict with substantive Delaware law, Delaware law shall take precedence. The arbitration proceeding shall take place in the State of Delaware and be conducted in English.

(b) EXCEPT AS PROHIBITED BY LAW OR PROVIDED BY THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE PARTIES HERETO. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.9 Enforcement. The Parties hereto agree that irreparable damage could occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. I f any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

10.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by fax or by .pdf, .tif, .gif, .jpeg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

QUANTUM COMPUTING INC.

By:	/s/ Yuping Huang
	Name:	Yuping Huang, Ph.D.
	Title:	Chief Executive Officer

NHANCED SEMICONDUCTORS, INC.

By:	/s/ Robert Patti
	Name:	Robert Patti
	Title:	President

SELLERS

Gretchen Louise Trinklein Patti Revocable Trust

By:	/s/ Gretchen Louise Trinklein Patti
	Name:	Gretchen Louise Trinklein Patti
	Title:	Trustee

Robert Steve Patti Revocable Trust

By:	/s/ Robert Steve Patti
	Name:	Robert Steve Patti
	Title:	Trustee

Robert Steve Patti Irrevocable Trust

By:	/s/ Tiffany Steffen
	Name:	Tiffany Steffen
	Title:	Trustee

BENEFICIAL OWNERS

By:	/s/ Robert Patti
	Name:	Robert Patti

By:	/s/ Gretchen Louise Trinklein Patti
	Name:	Gretchen Louise Trinklein Patti

SELLER REPRESENTATIVE

By:	/s/ Robert Patti
	Name:	Robert Patti